Exhibit 10.1

CONFIDENTIAL INFORMATION REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS INDICATED BY […***…].

AMENDED AND RESTATED SUPPLY AGREEMENT

This AMENDED AND RESTATED SUPPLY AGREEMENT (“Agreement”) is entered into as of September 28, 2016 (the “Effective Date”), by and between GENERAL ELECTRIC INTERNATIONAL, INC., a Delaware corporation, through its GE RENEWABLE ENERGY BUSINESS (formerly known as its GE Power & Water Business), having a principal place of business at 1 River Road, Schenectady, NY 12345 (“GEREN” or “Buyer”) and TPI Iowa, LLC, a Delaware limited liability company, having a principal place of business at 2300 North 33rd Ave E, P.O. Box 847, Newton, IA 50208 (“Seller”).

RECITALS

WHEREAS, on or about September 6, 2007, Buyer and Seller entered into a Supply Agreement, as amended by that First Amendment to the Supply Agreement dated effective June 1, 2010, that Second Amendment to Supply Agreement dated effective October 29, 2010, that Third Amendment to the Supply Agreement dated October 31, 2013, that Fourth Amendment to the Supply Agreement dated effective December 1, 2014, and that Fifth Amendment to the Supply Agreement dated effective January 7, 2016 collectively, the “Supply Agreement”) for the purchase and sale of certain wind turbine blades, as more specifically set forth in the Supply Agreement;

WHEREAS, Buyer and Seller desire to streamline the relationship between the parties by incorporating all previous amendments into this Amended and Restated Supply Agreement to replace the Supply Agreement in its entirety; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings assigned to them in Appendix 1.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. BUYER PURCHASES

(a) This Agreement provides for the manufacturing, sale and delivery by Seller and the purchase by Buyer or any of its “Affiliates” (as defined herein) of those goods (“Components”) specified in Appendix 2 during the Term (as defined herein) of this Agreement at the prices agreed to in this Agreement. “Affiliate” with respect to Buyer and Seller means any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as applicable. All purchases under this Agreement are subject to issuance of firm purchase orders (“POs” or “Orders”) by Buyer pursuant to the GE RENEWABLE ENERGY STANDARD TERMS REV A (modified) (the “GEREN Purchase Terms”), which are attached to this Agreement as Appendix 3 and incorporated herein by reference, and any agreed updates, changes and modifications to the same which have been executed by written amendment signed by the parties. All POs, acceptances and other writings or electronic communications between the parties shall be governed by this Agreement. In case of conflict, the following order of precedence shall prevail: a) this Agreement;

b) the Attachments to this Agreement; c) individual POs; and d) drawings, specifications and related documents specifically incorporated herein by reference.

(b)(i) Subject to Seller being able to meet the established quality, technical and qualification requirements for Components, and the possible reductions in this Section 1, Sections 3 and 9 below, and Appendix 3, Buyer agrees to purchase the minimum number of Components specified in Appendix 2 (the “Buyer’s Purchase Obligation”) during the time periods specified in Appendix 2 (each a “Purchase Time Period”). In the event that Buyer fails to purchase its Buyer’s Purchase Obligation in a particular Purchase Time Period, Buyer’s sole and exclusive liability with respect to its Buyer’s Purchase Obligation for such Purchase Time Period shall be calculated as provided in Subsection 1(b) (iv).

(ii) Commencing in calendar year 2016 for Purchase Time Period 2017 and in each Purchase Time Period thereafter through 2020, Buyer shall provide a monthly non-binding forecast to Seller for the anticipated volume in the following Purchase Time Period by no later than September 1 to coincide with the Seller’s global procurement activities. Commencing in calendar year 2016 for Purchase Time Period 2017 and in each calendar year thereafter through calendar year 2019 for Purchase Time Period 2020, Seller shall provide Buyer by October 15th (i) a forecasted list of parts for each Component model, identifying all direct materials and the proper country(ies) of origin and supplier(s) for each, all indirect materials (other than consumables related to employee protection or consumed in the Production Facility ((as defined herein), on a periodic basis), subassemblies, parts required in the manufacture of such Component, the costs associated with each item and an aggregate cost for all items (a “Bill of Materials”). Seller’s Bill of Materials shall be comprised of Seller’s actual unit costs and total costs and usages. The current Bill of Materials for the Components is attached as Appendix 2(a).

(iii) Buyer and Seller each acknowledges that Buyer has placed a PO or PO’s for […***…] Component Sets for the 2016 Purchase Time Period. Commencing with calendar year 2016 for Purchase Time Period 2017 and for each calendar year thereafter through 2019 for Purchase Time Period 2020, Buyer shall issue a PO or POs to Seller on or before October 31st for […***…] (the “October Orders”) provided that (i) Buyer receives by October 15 the Component Bill of Materials used to calculate the baseline Component price for the following Purchase Time Period; and (ii) Buyer has consented to any changes in the Bill of Materials for the following Purchase Time Period by October 29th, which consent shall not be unreasonably withheld. Subject to the terms of this Subsection 1 (b) (iii), and only for Purchase Time Periods 2019 and 2020, provided the October Orders are equal to or greater than the Buyer’s Purchase Obligation listed in Appendix 2, Buyer shall have the right to place PO’s in December for additional Components (the “December Orders”) up to a maximum of […***…] and if combined October Orders and December Orders are a minimum of
[…***…] Component sets, Buyer shall have the right to place PO’s in March for additional Components (the “March Orders”). The maximum quantity of the March Orders will be equal to […***…]. If the combined October Orders and December Orders for Purchase Time Period 2020 are […***…]. Nothing in this Subsection 1 (b)(iii) shall prevent Buyer’s October Orders from equaling Seller’s Guaranteed Capacity.

(iv) If the aggregate number of Components to be purchased in the October Orders and December Orders is less than the Buyer’s Purchase Obligation for the applicable Purchase Time Period, then Buyer shall issue a PO (the “Adjustment PO”) to Seller no later than […***…] of such Purchase Time Period. The dollar amount of the Adjustment PO shall be calculated by multiplying
[…***…]. Payment by Buyer to Seller under the Adjustment PO shall satisfy all of Buyer’s obligations under this Agreement with respect to its commitment to purchase Buyer’s Purchase Obligation during the applicable Purchase Time Period for which the Adjustment PO was issued. Buyer agrees that to the extent practicable and using its commercially reasonable efforts, it shall place Orders with Seller that create a level loaded production schedule capable of being achieved by Seller over the course of the Purchase Time Period.

(c) In addition to any other Buyer’s rights or remedies under this Agreement, commencing […***…] after the confirmed delivery date, Buyer may at its option elect, without liability to Buyer, reduce Buyer’s Purchase Obligation in any Purchase Time Period commensurate with the applicable number of Components set forth in the PO that have not been delivered by […***…] after the confirmed delivery date.

(d) During each applicable Purchase Time Period, Seller shall be obligated to sell to Buyer, in accordance with the terms of this Agreement, the number of Components set forth on the chart in Appendix 2 under Guaranteed Capacity as more fully defined in Appendix 2, but in no event shall Seller be obligated to sell any Components in excess of the Guaranteed Capacity. Notwithstanding the foregoing, Buyer shall have no obligation to purchase in any Purchase Time Period Seller’s Guaranteed Capacity to the extent that it exceeds Buyer’s Purchase Obligation as may be adjusted hereunder.

(e) Seller covenants and agrees to possess and maintain the necessary capacity, machinery, personnel, resources and space to manufacture and sell to Buyer in each applicable Purchase Time Period, at the Production Facility, Seller’s Guaranteed Capacity for each Purchase Time Period. During the Term, Seller shall not enter into any contracts that would prevent Seller from complying with its obligations to maintain the Guaranteed Capacity for each applicable Purchase Time Period; provided that Seller has the right to make reasonable revisions to the Component manufacturing schedule to fulfill Buyer’s PO’s that are less than Seller’s Guaranteed Capacity in any given Purchase Time Period.

(f) Buyer shall not have any obligations or responsibility to make any purchases or payments, as the case may be, pursuant to this Agreement in the event and to the extent Seller is unable, unwilling or incapable of accepting, performing or completing any PO that includes reasonable, mutually agreed upon delivery schedules from Buyer to Seller for Components, including, without limitation, due to an excused or unexcused performance by Seller under any PO issued pursuant to this Agreement, default or other non-compliance by Seller of its obligations under this Agreement. The Buyer’s Purchase Obligation for each applicable Purchase Time Period shall be reduced in an amount equal to […***…] and in the case of a Force Majeure Event (as defined herein) reduced after the time period set forth in Section 9.

(g) Except for Buyer’s obligations pursuant to this Section 1, this Agreement does not create any commitment by or obligation upon Buyer to place any minimum percentage or volume of its requirements for Components with Seller. As provided for in Section 3, Buyer may terminate this Agreement prior to the expiration of the Term without liability in the event of any material breach by Seller of the terms of this Agreement that remains uncured pursuant to Section 3(c) of this Agreement. In such event, Buyer shall no longer have any liability to purchase the Buyer’s Purchase Obligation and may exercise its rights in accordance with the terms of this Agreement.

2. PRICES AND PAYMENT

(a) Component pricing and payment terms are set forth in Appendix 2. No extra charges of any kind shall be allowed unless specifically agreed to in writing by Buyer. Component prices for each Purchase Time Period shall be subject to change as set forth in Appendix 2 and shall remain firm for PO’s issued with respect to such Purchase Time Period. In addition, Buyer reserves the right, at any time, to renegotiate pricing for quantities ordered in excess of Guaranteed Capacity. Payment shall be in U.S. Dollars (“USD”).

(b) During the Term of the Agreement, […***…]. Notwithstanding the preceding sentence, […***…].

3. TERM AND TERMINATION

(a) Unless extended or terminated under this Section 3 or pursuant to any other termination provision within this Agreement, this Agreement shall remain in effect until December 31, 2020 (the “Term”).

(b) With respect to Purchase Time Period 2019 and 2020, Buyer may terminate this Agreement without cause by giving prior written notice to Seller in accordance with Appendix 4, provided that Buyer shall pay to Seller the applicable termination for convenience fees set forth in Appendix 4. In such case and upon receipt of the applicable termination for convenience fee, Seller waives all termination claims not specifically reserved in this Agreement. Once Buyer has provided Seller with a termination notice pursuant to this Section 3(b), Seller shall have the right to negotiate and contractually dedicate manufacturing capacity to other customers of Seller for any period on or after the effective termination date of this Agreement provided that Seller’s negotiations or contracts with another customer of Seller do not prevent Seller from complying with its obligations to maintain Seller’s Guaranteed Capacity to Buyer prior to the effective date of termination of this Agreement.

(c) Either party may terminate this Agreement if the other party commits a material breach of this Agreement that remains uncured thirty (30) days after written notice is delivered to such breaching party. In the event Buyer terminates this Agreement due to Seller’s material breach, Buyer may terminate this Agreement, in whole or in part, including any or all POs issued hereunder, without liability consistent with the foregoing and the rights set forth in Section 11 of the GEREN Purchase Terms, attached as Appendix 3. Any failure by Seller to deliver Components to the Storage Facility in accordance with the schedule identified at the time a PO is accepted shall not be deemed a material breach of this Agreement until […***…] after such due date. In the event that Buyer provides notice of a material breach to Seller for late delivery of components, Seller will deliver to Buyer a written plan for the remediation of the material breach, for late delivery (“Late Delivery Remediation Plan”) which will include a date by which Seller plans to fully remediate such material breach (the “Late Delivery Remediation Target Date’’). In the case of a failure by Seller to deliver Components to the Storage

Facility in accordance with the schedule identified at the time a PO is accepted that continues for at least […***…], such Late Delivery Remediation Target Date shall be no later than […***…]. Buyer must then accept or reject Seller’s Late Delivery Remediation Plan in writing. If Buyer accepts Seller’s Late Delivery Remediation Plan, Buyer’s right to terminate this Agreement and/or recover damages with respect to the material breach for late delivery will be tolled until the Remediation Target Date; and if actual, full remediation of the material breach for late delivery is achieved, then Buyer’s right to terminate this Agreement and/or recover damages with respect to such material breach shall terminate. If Buyer rejects Seller’s Late Delivery Remediation Plan, the parties must then undertake to resolve the breach and any related conflict pursuant to the conflict resolution procedures of this Agreement, which will toll Buyer’s right to terminate this Agreement and/or recover damages with respect to the material breach until completion of the conflict resolution procedures. If Buyer does not respond to Seller’s Late Delivery Remediation Plan within ten (10) days of its proposal, Buyer will be deemed to have accepted Seller’s Late Delivery Remediation Plan. In the case of a failure by Seller to deliver Components to the Storage Facility in accordance with the schedule identified at the time a PO is accepted that continues for […***…], if Seller fails to fully remediate its failure to deliver Components by the Late Delivery Remediation Target Date, then […***…], the Buyer may elect in a writing delivered to Seller to terminate this Agreement.

(d) Upon termination of this Agreement for any reason, each party agrees to return all Confidential Information belonging to the other party or its Affiliates (unless such party or any Affiliate of such party has a separate contractual right to maintain such Confidential Information belonging to the other party), and Seller agrees to return to Buyer all Tooling, test equipment and other property owned by Buyer pursuant to the terms of this Agreement. Buyer shall bear all usual and reasonable costs of the return of such tooling, test equipment and property. Such returned Tooling, test equipment and property must be fully functional and undamaged, except for reasonable wear, otherwise Seller shall bear all costs associated with repair or replacement.

(e) All provisions or obligations contained in this Agreement, which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of the Agreement shall survive and remain binding upon and for the benefit of the parties, their successors (including, without limitation, successors by merger) and permitted assigns including, without limitation, Buyer’s obligation to make any payment of any amounts owed on or prior to the date of termination or expiration and Section 7 of the Agreement.

4. NOTICES

All notices under this Agreement shall be in writing and (i) if delivered personally or by an internationally recognized overnight courier, be deemed given upon delivery; (ii) if sent by registered or certified mail, return receipt requested, be deemed given upon receipt; or (iii) if transmitted electronically, be deemed given on the date accessible electronically. Notwithstanding the foregoing, any notice under this Agreement regarding a claim, demand, breach, termination or extension of Term or assignment, shall be sent by an internationally recognized overnight courier. A party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective. Notices shall be sent to the parties at the following addresses:

Buyer	Seller
ATTN: […***…]	ATTN: […***…]
1 River Road, Building 53	8501 N. Scottsdale Rd., Suite 100
Schenectady. NY 12345	Scottsdale, AZ 85253
Telephone: […***…]	Telephone: […***…]
[…***…]	[…***…]

5. TOOLING

(a) For the purposes of this Agreement, the term “Seller Provided Tooling” shall mean all of the molds, including the associated plugs and fixtures (collectively the “Molds”), and any other tools or capital equipment identified on Appendix 5 of this Agreement. Buyer has paid to Seller in full for all Seller Provided Tooling and Seller, upon request from Buyer, agrees to execute and deliver to Buyer the bills of sale, instruments of conveyance, certificates or other documentation and take such other actions as Buyer may reasonably request in order to confirm and complete transfer ownership of such Seller Provided Tooling from Seller to Buyer. In addition, Buyer may provide to Seller tooling or tools as determined by Buyer to be suitable for use in the Production Facility and Storage Facility (“Buyer Provided Tooling”). The Buyer Provided Tooling and the Seller Provided Tooling are collectively referred to herein as the “Tooling”. The Buyer Provided Tooling is and shall be at all times the sole and exclusive property of Buyer.

(b) Buyer has paid Seller in full for all shipping, transport costs, duties, value added taxes and any other applicable taxes with respect to relocating all Seller Provided Tooling and installing it at the Production Facility. Seller shall ensure that, while in its possession, it shall not cause or allow the Tooling to be subject to any claims, liens or encumbrances except to the extent that any claim alleges that the design of the Tooling to the extent that the design is provided by Buyer to Seller, infringes the rights of a third party, as that portion of any claim shall not be Seller’s responsibility under this Section 5. Upon any of the Tooling reaching the end of its useful life, and where such Tooling is still necessary for the ongoing manufacture of Components pursuant to this Agreement, Buyer shall repair or replace such Tooling at its sole cost and expense except to the extent that such replacement was necessitated by Seller’s misuse, abuse, or failure to properly maintain such Tooling in which case the cost of such replacement Tooling shall be borne by both Buyer and Seller in an amount to be negotiated and agreed upon by the parties. Tooling, including any repaired or replaced Tooling or any part thereof or any materials affixed or attached thereto, shall be, and remain, the sole and exclusive property of Buyer.

(c) Without the prior written consent of Buyer, Seller shall not: (i) substitute any Tooling to be used on Buyer’s POs, (ii) dispose of, change or move the Tooling from the Production Facility, or (iii) use the Tooling for any purpose other than to manufacture Components for Buyer.

(d) Seller shall conspicuously identify and label each piece of Tooling and, whenever practical, each individual item thereof, as the property of Buyer and shall safely store the Tooling separate and apart from Seller’s property to the extent practicable.

(e) Seller shall keep the Tooling in a good and safe working condition and in compliance with all applicable laws at its own cost and expense, in its own custody at the Production Facility, and at all times shall exercise reasonable care and control in using and maintaining the Tooling so that upon return to Buyer, the Tooling shall be in as good of a working order and in as good of a condition as it was upon delivery, except for reasonable wear and tear consistent with the Tooling’s intended use during its projected useful life, which for molds, excluding any associated plugs, is […***…] Component Sets). Buyer may enter the Production Facility of Seller at any reasonable time to conduct a physical inspection and inventory of the Tooling.

(f) Seller shall inspect the Tooling prior to use and shall train and supervise its employees in the proper and safe operation of the Tooling. Further, Seller shall release, defend, hold harmless and indemnify Buyer, its Affiliates and each of their directors, officers, employees, agents, representatives, successors and assigns from any and all claims, demands, losses, judgments, damages, costs, expenses or liabilities arising from any negligent act or omission of Seller related to the Tooling while it is in Seller’s care, custody and/or control.

(g) The Tooling, while in Seller’s care, custody and/or control, shall be: (i) held at Seller’s risk and (ii) kept insured by Seller: at Seller’s expense with loss payable to Buyer in an amount equal to the replacement cost and against loss or damage by fire, flood and other common perils by an insurance company acceptable to Buyer. Seller shall deliver proof of such insurance to Buyer within […***…] after all such Tooling has been delivered at the Production Facility and Storage Facility.

(h) The Tooling shall be subject to removal at Buyer’s written request (, in which event Seller shall prepare the Tooling for shipment and shall redeliver such Tooling to Buyer in the same condition as originally received (excluding normal wear and tear consistent with the Tooling’s intended use during its projected useful life, which for Molds, excluding any associated plugs, is […***…] sets of wind turbine blades); otherwise, Seller shall bear all costs associated with repair or replacement of the Tooling. Buyer shall bear all usual and reasonable costs of the return of the Tooling.

(i) In addition to any other representations or warranties made with respect to the Seller Provided Tooling, Seller represents and warrants that the Tooling at the time shall be: (i) free of any claims of any nature and Seller will cause any lien or encumbrance asserted to be discharged, at its sole cost and expense, within […***…] of its assertion (provided such liens do not arise out of Buyer’s failure to pay amounts not in dispute under this Agreement or an act or omission of Buyer); (ii) new and of merchantable quality, not used, rebuilt or made of refurbished material unless approved in writing by Buyer; (iii) free from all defects in workmanship and material; (iv) provided in strict accordance with all specifications, samples, drawings, designs, descriptions or other requirements approved or adopted by Buyer; and (v) fit and sufficient for its intended use.

6. COMPLIANCE AND GOVERNING OF LAW

Seller represents and warrants that it shall comply with all laws applicable to this Agreement, and acknowledges that it has received, reviewed and agrees to follow the GE Renewable Energy Integrity Guide for Suppliers, Contractors and Consultants set forth in Appendix 6. This Agreement shall be governed by New York law, excluding its conflicts of law rules. All disputes relating to this Agreement that cannot be resolved by negotiation shall be resolved by litigation in the state or federal courts of New York. All rights of the parties are as set forth in this Agreement.

7. COSTS AND ATTORNEYS’ FEES

Except as otherwise provided in this Agreement, each of the parties shall bear its own costs related to the business relationship contemplated herein, including the fees and expenses of its advisors, attorneys and accountants. The prevailing party in any legal action brought by one party against the other arising out of this Agreement shall be entitled, in addition to any other rights it may have, to reimbursement of its reasonable costs and expenses associated with such legal action, including court costs, arbitration costs and reasonable attorneys’ fees.

8. ASSIGNMENT, CHANGE OF CONTROL, WAIVER AND SURVIVAL

(a) Buyer may assign this Agreement to any of its Affiliates. Because performance of this Agreement is specific to Seller, Seller may assign this Agreement, only upon Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, except with respect to Competitors (as defined herein) of Buyer, Seller may assign this Agreement without the written consent of Buyer to a corporation or other business entity in a Change of Control (as defined herein). Seller shall provide Buyer with written notice of any Change of Control (a “Change of Control Notice”) within seven (7) days of such Change of Control, but in no event later than the closing related to such Change of Control.

(b) Notwithstanding anything herein to the contrary, Buyer may terminate this Agreement (together with all outstanding POs hereunder) without any liability immediately upon giving written notice to Seller where:

(i) Seller fails to provide Buyer with a Change of Control Notice within seven (7) days of such Change of Control, but in no event later than the closing related to such Change of Control;

(ii) any time after the receipt of the Change of Control Notice or the closing of such Change of Control if such Change of Control involves an Acquirer (as defined herein) who is a Competitor of Buyer; or

(iii) if Seller, an Acquirer or any of their successors or assigns becomes, directly or indirectly, a Competitor of Buyer.

In no event shall Seller, an Acquirer or any of their successors or assigns be entitled to any termination costs in the event that Buyer exercises its termination rights under this Section 8.

“Change of Control” means the execution of a purchase agreement, merger agreement or other similar definitive agreement with a third party (an “Acquirer”) with respect to: (a) a merger, consolidation, business combination or similar transaction directly or indirectly relating to Seller or TPI Composites, Inc.; (b) the sale of […***…] or more of the voting or capital stock of Seller or TPI Composites, Inc.; (c) the sale or transfer of all or any substantial portion of the assets relating to the business of the manufacture of wind turbine blades of Seller or TPI Composites, Inc.; or (d) any liquidation or similar extraordinary transaction with respect to Seller or TPI Composites, Inc., provided in each case that a Change of Control shall not include: (i) any public offering; or (ii) an internal restructuring of the Seller or any of its Affiliates in the ordinary course of its business. “Competitor of Buyer” means, any person or entity […***…].

(c) No claim or right arising out of a breach of this Agreement shall be discharged in whole or part by waiver or renunciation unless such waiver or renunciation is supported by consideration and is in writing signed by the aggrieved party. No failure by either party to enforce any rights hereunder shall be construed a waiver. All parts of this Agreement relating to liability and its limitations, warranties, indemnities and confidentiality shall survive expiration and termination of this Agreement.

9. FORCE MAJEURE

(a) For the purposes of this Agreement, a “Force Majeure Event” means any circumstances that are beyond the control of either party and are without the fault or negligence of either party, including but not limited to the following circumstances:

(i) War (whether declared or not), armed conflict or the serious threat of same (including but not limited to hostile attack, blockade, military embargo), hostilities, invasion, act of a foreign enemy, extensive military mobilization;

(ii) Civil war, riot, rebellion and revolution, military or usurped power, insurrection, civil commotion or disorder, mob violence, act of civil disobedience;

(iii) Act of terrorism; sabotage or piracy;

(iv) Act of authority whether lawful or unlawful, compliance with any law or governmental order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure of works, requisition, nationalisation;

(v) Act of God, plague, epidemic, natural disaster such as but not limited to violent storm, cyclone, typhoon, hurricane, tornado, earthquake, volcanic activity, landslide, tidal wave, tsunami, flood, damage or destruction by lightning; or

(vi) Explosion, fire, destruction of machines, equipment, factories and of any kind of installation.

(b) Neither party shall be in breach of this Agreement or otherwise be responsible for any delay or other failure in performing its obligations hereunder if such breach, delay or other failure is directly caused by a Force Majeure Event.

(c) A party seeking relief under this Section shall provide written notice to the other party within seventy-two (72) hours after obtaining knowledge of the commencement of the Force Majeure Event. Notice shall also promptly be given when such event ceases. Any date of delivery or time for performance shall be extended by a period of time reasonably necessary to overcome the Force Majeure Event and its consequence, including time for the resumption of the work. Each party shall make its reasonable efforts to minimize the consequences of the Force Majeure Event.

(d) Notwithstanding the foregoing, in the event that Seller’s performance under this Agreement is delayed more than […***…] days from the date Seller notifies Buyer of the Force Majeure Event, Buyer’s purchase commitment set forth in Section 1 shall be reduced in an amount equal to the number of Components that Seller is not able to deliver due to the Force Majeure Event (“Undelivered Blades”), and Buyer may procure the Undelivered Blades from other suppliers. The parties understand and agree that as soon as Seller is able to resume production of the Components within standard lead times, then Buyer shall resume purchases of the Components from Seller under this Agreement in accordance with the purchase commitment in Section 1 less the number of Undelivered Blades that Seller was unable to deliver as set forth above.

(e) In no event shall either party be entitled to any price adjustment, compensation or other financial relief.

10. NEW BLADE MODEL; EXTENSION OF LENGTHS OF COMPONENTS.

(a) In the event that Buyer proposes a new blade model during the Term (a “New Blade Model”), the parties agree that Buyer’s Purchase Obligation and Seller’s Guaranteed Capacity under this

Agreement shall remain the same and any unfulfilled Buyer Purchase Obligation and Seller Guaranteed Capacity shall be applied to the New Blade Model; provided that if an existing model of a Component is still being produced, the parties shall agree on the allocation between the existing Component and the New Blade Model. Seller shall quote a price for such New Blade Model and establish an initial Bill of Materials and delivery schedule for such New Blade Model based on a maximum of […***…] for New Blade Models and calculated using agreed upon […***…]. The New Blade Model price shall also apply […***…] and also include […***…]. The parties agree that […***…]. Seller acknowledges that the calculation and amount of the […***…] is highly confidential. Buyer may terminate this Agreement for cause and without a termination fee upon […***…].

(b) The parties agree that after Seller commences serial production of the […***…] Component, a change by Buyer of either extending the length of the […***…] blade Component by less than […***…] to a new blade Component of length less than
[…***…] provided, (i) […***…] shall not be treated as a New Blade Model under this Agreement, but rather as a PO change subject to the provisions of Section 6 of the GEREN Purchase Terms.

11. CONSTRUCTION OF PRODUCTION AND STORAGE FACILITIES

(a) Seller will operate the Production Facility and the Storage Facility. The specifications of the Production Facility and the Storage Facility are set forth in Appendix 7 and Appendix 8, respectively. Provided that Seller complies with Sections 1(e) and 10(b), the Storage Facility may be used by Seller for the storage of other goods. If the capacity of the Storage Facility becomes inadequate, Seller will have no obligation to increase such capacity beyond the Storage Facility specifications detailed in Appendix 8 attached hereto.

(b) Seller may expand the Production Facility and the Storage Facility to add products that do not service the wind energy segment without the consent of Buyer and to add products that service the wind energy segment only with Buyer’s prior written consent, in each case provided that the manufacturing and storage capacity originally allocated to Buyer as of the Effective Date remains unchanged and, in the case of products that service the wind energy segment, that the manufacturing area allocated to Buyer’s Orders is physically partitioned via a wall, a separate building or other similar means. Further, in each case, Seller’s overhead cost savings from any such expansion will be shared equally with Buyer through reduced Component pricing starting when such overhead cost savings are actually realized by Seller.

12. STORAGE

Seller will deliver the finished Components to the Storage Facility in, if appropriate, shipping cradles provided by Buyer that are capable of appropriately transporting the Components from the Production Facility to the Storage Facility. If required, shipping cradles will be delivered by Buyer to the Production Facility or Storage Facility at the instruction of Seller and stored at either the Production Facility or the Storage Facility at Seller’s discretion. If required, storage cradles will be provided and maintained by Seller. Seller will be responsible for the proper care and regular maintenance of the shipping and storage cradles and, subject to payment as discussed herein, for all loading and unloading of trailers at the Storage Facility. […***…]. All damages or losses at the Storage Facility will be borne by Seller (unless such damages or losses were caused by Buyer or Buyer’s Affiliates), and Seller will be responsible for insuring against the risk of loss or damage at the Storage Facility. Buyer will be responsible for the delivery of the Components to the wind farm sites of its customers. Seller shall be responsible for the loading of Components onto trailers for transport to the wind farm sites of Buyer’s customers.

13. LIQUIDATED DAMAGES

(a) With respect to Components […***…] after the Seller’s confirmed delivery date (it being understood that such […***…], Seller agrees to pay to Buyer as liquidated damages an amount as set forth below for the period of time that delivery of the Component is late:

Number of Days Late:	Amount of Liquidated Damages:

[…***…] or less:	[…***…]

[…***…]:	[…***…]

[…***…] Late:	[…***…]

Provided, however, that such liquidated damages will not exceed the sum of […***…].

(b) In addition to the liquidated damages set forth above, Seller agrees to pay to Buyer the costs actually incurred by Buyer in transportation over and above normal transportation costs, up to a maximum of […***…], during the period of time starting […***…] after the Seller’s confirmed delivery date (it being understood that such […***…] period shall be treated as a grace period) through the earlier of the actual delivery date of a Component or the termination or expiration of this Agreement. Notwithstanding anything herein to the contrary, and without limiting Buyer’s other rights herein, no liquidated damages shall apply to late delivery […***…].

(c) In the event that Seller and Buyer mutually agree in writing that Components installed on wind turbines that are operational may fail due to potential material or workmanship problems and provided that any such Component is then covered by the Seller’s warranty, then Seller agrees to inspect such

Components for such potential problems on a schedule determined by Seller (such scheduled shutdown herein referred to as a “Planned Shutdown Event”). In the event of a Planned Shutdown Event, as liquidated damages for such wind turbine downtime, Seller shall pay to Buyer […***…] while the wind turbine is shut down up to a maximum of […***…]. In addition to such liquidated damages and in the event of a Planned Shutdown Event, Seller will be responsible for […***…] with cranes that are required for the inspection of Components or that are required to repair or replace any Component due to defects in materials or workmanship then under the Seller’s warranty. In the event that a wind turbine stops working or must be shut down due to a wind turbine blade failure that is solely and directly Seller’s fault (herein referred to as a “Catastrophic Shutdown Event”) and if the Component(s) at issue are then under the Seller’s warranty, in addition to any other warranty obligation of the Seller, Seller shall pay to Buyer […***…] while the wind turbine is shut down up to a maximum of […***…] as liquidated damages for such wind turbine downtime. In addition to such liquidated damages and in the event of a Catastrophic Shutdown Event, Seller will be responsible for […***…] with cranes that are required to repair or replace any Component due to defects in materials or workmanship then under the Seller’s warranty.

14. TECHNOLOGY LICENSE

(a) Buyer may at any time during the Term, request in writing Seller to manufacture […***…] Components in a country that at the time of the request Seller does not have manufacturing capabilities (“Country Request”). Buyer’s Country Request shall specify the anticipated volume and the date required for production to commence. In the event that Seller determines that it cannot comply with Buyer’s Country Request, Seller agrees that Seller or its applicable Seller Affiliates shall, provide a […***…] license to Seller’s know-how and work instructions for such […***…] Components or […***…] Components to Buyer that may be sublicensed to a third party to manufacture such Components for Buyer in that country; provided, however, that Buyer shall not sublicense to […***…] or their respective affiliates. Seller shall notify Buyer within […***…] of Buyer’s Country Request of its decision regarding such request; provided however, in the event that Seller determines to move forward with such request and subsequently decides otherwise the grant of the license shall come into effect.

(b) Seller has provided to Buyer one copy in the Native editable Format for each document listed in Appendix 9, […***…] Manufacturing Process Plan (MPP)/Product Quality Plan (PQP), herein referred to as the […***…] Documents, by GE Support Central Library (collectively, the “Licensed Material”). The Licensed Material was and is being provided on an “as-is” basis without warranty and Seller has no obligation to update the Licensed Material.

(c) Subject to Seller’s right to terminate the sublicense set forth below, Seller hereby grants and agrees to grant to Buyer and its Affiliates a paid-up license to the Licensed Material for the sole purpose of manufacturing the […***…] Components in […***…] and thereafter servicing and selling such […***…] Components […***…], and such license shall include a limited right to sublicense […***…] in […***…]: (a) to manufacture such […***…] Component exclusively for Buyer and its Affiliates, and for sale, import and use to GE and its Affiliates […***…]; and (b) to copy, distribute, make derivative works and disclose such Licensed Material […***…]. Such license is conditioned upon Buyer contractually obligating […***…] to keep the Licensed Material confidential substantially to the same extent as provided in Section 16 Confidential or Proprietary Information and Publicity, of the GEREN Purchase Terms, and for use in accordance with the license granted herein (the […***…] Confidential Obligations”). The license granted herein shall extend […***…], and expires thereafter. Seller may terminate the sublicense granted herein to […***…] if […***…] either i) manufactures the […***…] Component outside the scope of the sublicense granted in clause (a) of this paragraph and Buyer fails to cause […***…] to cure sure such breach within […***…] of receipt of notice of such breach from Seller, or ii) after finding a breach of the […***…] Confidential Obligations, resulting from any claims against Buyer or its Affiliates arising or relating to such breach of the […***…] Confidential Obligations brought in accordance with Section 21 Dispute Resolution, of the GEREN Purchase Terms; provided that nothing in this subsection shall limit Seller from pursing or legal or equitable claims or relief in any jurisdiction or venue against […***…] or other third parties (other than Affiliates of Buyer) relating to or arising from any breach of the sublicense granted to […***…] herein. If the sublicense is terminated pursuant to the preceding sentence. Buyer shall and shall cause […***…] to promptly return the Licensed Materials to Seller.

(d) Buyer has paid Seller […***…] for the limited license to the Licensed Material granted in Section 14 (b) above. For all other prospective third party sublicensees […***…] to whom Seller shall have no obligation to grant a sublicense to the Licensed Materials), where such prospective third party sublicensee is […***…], Seller reserves the right to review the licensing fee agreement on a case by case basis, including without limitation, whether such licensing fee will be based on a […***…] or other criteria. The provisions of this Section 14 shall survive any termination or expiration of the Agreement.

15. […***…] TOOLING DESIGN DRAWINGS

Buyer has provided Seller a functional specification required to manufacture the Tooling for the […***…] Components that Buyer has purchased. All design drawings prepared by Seller for the Tooling for the […***…] Components shall be owned by Buyer. If required, Seller shall execute assignments to effectuate that result. Seller has delivered all such design drawings to Buyer and Buyer has paid Seller in full for drawings. Drawings provided remain the sole and exclusive property of Buyer.

16. RESOLUTON OF DISPUTED CLAIMS

Buyer acknowledges that as of the Effective Date, the parties have resolved all purported claims that General Electric International, Inc. has or may have against TPI Iowa, LLC with respect to liquidated damages and late deliveries of Components pursuant to Section 13 of the Supply Contract dated September 6th, 2007, as amended relating to the missed delivery of […***…] Components in 2015.

17. ENTIRE AGREEMENT

This instrument, with such documents expressly incorporated by reference, is intended as a complete, exclusive and final expression of the parties’ agreement with respect to such terms as are included herein. There are no representations, understandings or agreements, written or oral, which are not included herein. This Agreement may be executed in one or more counterparts in facsimile or other written form, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date first set forth above.

GENERAL ELECTRIC INTERNATIONAL, INC. THROUGH ITS GE RENEWABLE ENERGY BUSINESS		TPI IOWA, LLC

Signed: /s/ Micaela Niven Bulich		Signed: /s/ Steven Lockard
Print Name: Micaela Niven Bulich		Print Name: Steven Lockard
Title: VP GE Onshore GSCW		Title: President & CEO
Date:	10/4/2016	Date:	9/28/16

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ATTACHMENTS

Appendix 1: Definitions

Appendix 2: Description, Quantity and Price List of Components

Appendix 2a: […***…] Component Bill of Materials

Appendix 3: GEREN Purchase Terms

Appendix 4: Premium Payable by Buyer upon Termination for Convenience

Appendix 5: Tooling

Appendix 6: GEREN Integrity Guide for Suppliers, Contractors and Consultants

Appendix 7: Production Facility Specifications

Appendix 8: Storage Facility Specifications

Appendix 9: […***…] Manufacturing Process Plan (MPP)/Product Quality Plan (PQP)

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APPENDIX 1

Definitions

Many of the capitalized words and phrases used in this Agreement are defined below. Some defined terms used in this Agreement are applicable to only a particular section of this Agreement or an appendix and are not listed below, but are defined in the section or appendix in which they are used.

“Bill of Materials” means a list of parts prepared at least annually by Seller for each blade model then in production, or forecasted to be in production in the following calendar year if such new blade model was presented to Seller in May of the current calendar year, identifying all direct materials, all indirect materials (other than consumables related to employee protection or consumed in the Production Facility on a periodic basis), subassemblies, parts and Tools required in the manufacture of such blade, the cost associated with each item and an aggregate cost for all items.

“Production Facility” means the factory located in Newton, Iowa, or such other location in Iowa as Seller may determine, that is or shall be constructed and leased by Seller during the Term of the Agreement for the purpose of producing the Components. The specifications of the Production Facility are set forth in Appendix 7.”

“Storage Facility” means a fenced land site located in Iowa contiguous with the Production Facility that will be constructed and leased by Seller for the purpose of storing the blades on a non-exclusive basis prior to transport of the blades by Buyer to locations determined by Buyer and its customers. The specifications of the Storage Facility are set forth in Appendix 8.

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APPENDIX 2

Description, Quantity and Price List of Components

Components:

Component	GE Part #	Description
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

For purposes of this Agreement, the term Component shall mean the wind turbine blade specified in Buyer’s […***…] which specifications may be changed by Buyer and agreed to by the Seller from time to time. Components shall be delivered in […***…] blades per set. In addition, when the term Component(s) is used in this Agreement in reference to the quantity ordered, price per Component, Buyer’s Purchase Obligation and Seller’s Guaranteed Capacity, the number referred to means […***…] blades per Component which is also referred to herein as “sets” or Component sets.

Purchase Time Periods, Pricing, Seller’s Guaranteed Capacity and Buyer’s Purchase Obligation

Set forth in the chart below are the Purchase Time Periods, the pricing for such Purchase Time Period, Seller’s Guaranteed Capacity (as defined below) for such Purchase Time Period and Buyer’s Purchase Obligation for such Purchase Time Period.

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[…***…]

Material Cost Out

If the parties implement measures that reduce the cost of the Bill of Materials for the […***…] Components, then upon completion of such implementation, the cost of such […***…] Component set purchased under this Agreement shall be immediately […***…] to Buyer for each such Component set (each an […***…]). To the extent that Seller shall incur any […***…] with regards to the foregoing measures, […***…].

Seller’s Guaranteed Capacity

The parties agree that Seller’s guaranteed capacity at Seller’s Production Facility to Buyer shall be equivalent to and equal to the capacity of […***…] (“Seller’s Guaranteed Capacity”).

Payment Terms

Notwithstanding anything to the contrary contained in the Agreement, including without limitation Section 2 of the GEREN Purchase Terms, Buyer intends, and shall be entitled, to take early payment discount on Components as shown below under “New Payment Terms.” The New Payment Terms shall remain in effect unless the parties mutually decide otherwise; provided however, that in the event that Buyer does note execute payment as intended within the applicable discount period for at least […***…] of the invoices submitted by Seller in any calendar year quarter, the payment terms will revert to “Prior Payment Terms” in the following calendar year quarter.

New Payment Terms

Buyer shall initiate payment on or before […***…] from the Payment Start Date (the […***…] Net Due Date”). An early payment discount of […***…] of the gross invoice price will be applied if Buyer initiates payment within […***…] after the payment start date.

Prior Payment Terms

Buyer shall initiate payment on or before […***…] from the Payment Start Date (the […***…] Net Due Date”). An early payment discount of […***…] of the gross invoice price will be applied if Buyer initiates payment within […***…] after the payment start date. The price all Components listed in the table above purchased by Buyer with the Prior Payment Terms shall be reduced by
[…***…].

Storage Facility

(a) The Storage Facility shall be co-located with the Production Facility with a maximum storage capacity of […***…] Components, of which a maximum of […***…] Components capacity is available for rail shipment storage.

(b) Seller shall deliver the finished Components to the Storage Facility in either truck or rail shipping fixtures provided by Buyer that are capable of appropriately storing the Components at the Storage Facility. Buyer shall provide truck and rail shipping fixtures to the Storage Facility. Seller shall be responsible for the proper care of the shipping fixtures, and all unloading of trailers at the Storage Facility. All damages or losses at the Storage Facility, including without limitation, the Components shall be borne by Seller, and Seller shall be responsible for insuring against risk of loss or damage at the Storage Facility.

(c) Buyer shall provide shipping method a minimum of […***…] ahead of the agreed to production schedule to avoid changing out shipping fixtures from blades in the Storage Facility.

(d) Buyer is responsible for transporting blades from the Storage Facility to the rail siding.

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Appendix 2a

[…***…] Component Bill of Materials

(As of the Effective Date)

[…***…]

[…***…]

[…***…]

[…***…]

TPI lowa - […***…] Pricing Calculation

[…***…]

APPENDIX 3

GEREN PURCHASE TERMS

GE RENEWABLE ENERGY STANDARD TERMS OF PURCHASE REV. A (modified)

1. ACCEPTANCE OF TERMS. Seller agrees to be bound by and to comply with all terms set forth herein and in the purchase order, to which these terms are attached and are expressly incorporated by reference (collectively, the “Order”), including any amendments, supplements, specifications and other documents referred to in this Order. Acknowledgement of this Order, including without limitation, by beginning performance of the work called for by this Order, shall be deemed acceptance of this Order. The terms set forth in this Order take precedence over any alternative terms in any other document connected with this transaction unless such alternative terms are: (a) part of a written supply agreement (“Supply Agreement”), which has been negotiated between the parties and which the parties have expressly agreed may override these terms in the event of a conflict; and/or (b) set forth on the face of the Order to which these terms are attached. In the event these terms are part of a written Supply Agreement between the parties, the term “Order” used herein shall mean any purchase order issued under the Supply Agreement. This Order does not constitute an acceptance by Buyer of any offer to sell, any quotation, or any proposal. Reference in this Order to any such offer to sell, quotation or proposal shall in no way constitute a modification of any of the terms of this Order. ANY ATTEMPTED ACKNOWLEDGMENT OF THIS ORDER CONTAINING TERMS INCONSISTENT WITH OR IN ADDITION TO THE TERMS OF THIS ORDER IS NOT BINDING UNLESS SPECIFICALLY ACCEPTED BY BUYER IN WRITING.

2. PRICES, PAYMENTS AND QUANTITIES.

2.1 Prices. All prices are firm and shall not be subject to change. Seller’s price includes all payroll and/or occupational taxes, any value added tax that is not recoverable by Buyer and any other taxes, fees and/or duties applicable to the goods and/or services purchased under this Order: provided, however, that any value added tax that is recoverable by Buyer, state and local sales, use, excise and/or privilege taxes, if applicable, will not be included in Seller’s price but will be separately identified on Seller’s invoice. If Seller is obligated by law to charge any value added and/or similar tax to Buyer, Seller shall ensure that if such value added and/or similar tax is applicable, that it is invoiced to Buyer in accordance with applicable rules so as to allow Buyer to reclaim such value added and/or similar tax from the appropriate government authority. Neither party is responsible for taxes on the other party’s income or the income of the other party’s personnel or subcontractors. If Buyer is required by government regulation to withhold taxes for which Seller is responsible, Buyer will deduct such withholding tax from payment to Seller and provide to Seller a valid tax receipt in Seller’s name. If Seller is exempt from such withholding taxes or eligible for a reduced rate of withholding tax as a result of a tax treaty or other regime, Seller shall provide to Buyer a valid tax residency certificate or other documentation, as required by the applicable government regulations, at a minimum of thirty (30) days prior to payment being due. Seller agrees that it will not sell goods using comparable material systems and technology to other customers at more favorable gross margins than those given Buyer.

2.2 Payments.

(a) Payment Terms. Unless otherwise stated on the face of this Order, Buyer will initiate payment on or before […***…] from the Payment Start Date. The […***…] after the Payment Start Date shall hereinafter be referred to as the “Net Due Date”. The Payment Start Date is the latest of the required date identified on the Order, the date of receipt of valid invoice by Buyer, or the received date of the goods and/or services in Buyer’s receiving system. The received date of the goods and/or services in Buyer’s receiving system will occur: (i) in the case where the goods are placed in the Storage Facility (as defined in the Supply Agreement), within forty-eight (48) hours of the goods being placed in the Storage Facility; (ii) in the case where services are performed directly for Buyer, within forty-eight (48) hours of Buyer’s physical receipt of the services; or (iii) in the case of services performed directly for a third party in accordance with this Order, within forty-eight (48) hours of Buyer’s receipt of written certification from Seller of completion of the services.

(b) Discounts. Buyer shall be entitled, either directly or through an Affiliate (defined in subsection (c) below) of Buyer to take an early payment discount of […***…] (the “Daily Base Discount Rate”) for each day before the Net Due Date that payment is initiated. For example, a discount of […***…] would correspond to payment initiated […***…] early (i.e. […***…] after the Payment Start Date) and a discount [...***...] would correspond to payment initiated […***…] early (i.e., […***…] after the Payment Start Date). Unless otherwise agreed. Buyer agrees not to apply more than […***…] early payment equal to […***…] early payment reduction. The Daily Discount Rate is based on a “Prime Rate” (defined below) of […***…] (the “Base Prime Rate”). If the Prime Rate in effect on the last business day of any month exceeds the Base Prime Rate, the Daily Discount rate will be adjusted upward or downward on […***…] fluctuation between the Prime Rate and the Base Prime Rate on such date; provided, however, that if the Prime Rate ever falls below the Base Prime Rate, then the Daily Discount Rate will never fall below […***…]. If the Daily Discount Rate is adjusted on […***…] as set forth above, then such adjusted Daily Discount

Rate will be applicable to all invoices posted for payment during the following month. For purposes of this Section, “Prime Rate” shall be the Prime Rate as published in the “Money Rates” section of The Wall Street Journal (or, in the event that such rate is not so published, as published in another nationally recognized publication) on […***…]. For example, if the Prime Rate exceeds the Base Prime Rate by […***…], the Daily Discount Rate for the following […***…] will increase by […***…]. Notwithstanding Buyer’s obligations in Section 2.2(a), if the Net Due Date falls on a weekend or a holiday, the Net Due Date will be moved to the next business day (the “Reset Net Due Date”). If Buyer initiates payment before such Reset Net Due Date and takes an early payment discount as set forth above. Buyer will be entitled to take the early payment discount based upon each day payment is initiated before the Reset Net Due Date. lf Buyer and Seller agree that Buyer may take a fixed-percentage early payment discount (the “Flat Discount”) whereby Buyer will take the Flat Discount for initiating payment on or before a date certain prior to the Net Due Date or the Reset Net Due Date, if applicable (the “Flat Discount Date”), e.g., a […***…] discount for initiating payment on or before the […***…] after the Payment Start Date, and the Flat Discount Date falls on a weekend or a holiday, Buyer shall be entitled to initiate payment to Seller on the next business day following the Flat Discount Date and take the Flat Discount as if it initiated payment on the Flat Discount Date. Each discount will be rounded to the nearest one hundredth of a percent. Notwithstanding anything to the contrary in this Order, if Buyer elects to take the early payment discount to settle an invoice, Seller acknowledges and confirms that: (1) title to the goods and services shall pass directly to General Electric Capital Corporation (“GE Capital”) in accordance with the terms of this Order; (2) once title to the goods and services has passed to GE Capital, GE Capital shall immediately and directly transfer such title to Buyer; and (3) any and all of the obligations, including representations and warranties Seller has provided with respect to the goods and services, shall be retained by Buyer, and Buyer may rely upon the same.

(c) Miscellaneous. Payment shall be in US dollars. Seller’s invoice shall in all cases bear Buyer’s Order number and shall be issued no later than […***…] after receipt of the goods by Buyer and/or Seller’s completion of the services. Buyer shall be entitled to reject Seller’s invoice if it fails to include Buyer’s Order number, is issued after the time set forth above or is otherwise inaccurate, and any resulting: (i) delay in Buyer’s payment; or (ii) nonpayment by Buyer shall be Seller’s responsibility. Seller warrants that it is authorized to receive payment in the currency stated in this Order. No extra charges of any kind will be allowed unless specifically agreed in writing by Buyer. Buyer shall be entitled at any time to set-off any and all amounts owed by Seller to Buyer or a Buyer Affiliate (defined below) on this or any other order. ‘‘Affiliate” shall for the purposes of this Order mean, with respect to either party, any entity, including without limitation, any individual, corporation, company, partnership, limited liability company or group, that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such party.

2.3 Quantities.

(a) General. Buyer is not obligated to purchase any quantity of goods and/or services except for such quantity(ies) as may be specified either: (i) on the face of an Order; (ii) in a release on the face of an Order; or (iii) on a separate written release issued by Buyer pursuant to an Order. Unless otherwise agreed to in writing by Buyer, Seller shall not make material commitments or production arrangements in excess of the quantities specified in Buyer’s Order or release and/or in advance of the time necessary to meet Buyer’s delivery schedule. Should Seller enter into such commitments or engage in such production, any resulting exposure shall be for Seller’s account. Goods delivered to Buyer in excess of the quantities specified in Buyer’s Order or release and/or in advance of schedule may be returned to Seller at Seller’s risk and expense, including but not limited to any cost incurred by Buyer related to storage and handling of such goods.

(b) Replacement Parts. Replacement parts for goods purchased by Buyer hereunder are for the purpose of this Section defined as “Parts” and are included in the definition of “goods” under this Order. For all goods ordered by Buyer’s Measurement and Control Solutions, Industrial Solutions or Wind Energy businesses and if expressly required on the face of this Order by another Affiliate, group, division and/or business unit of Buyer, Seller shall provide Parts: (i) to Buyer’s Measurement and Control Solutions and Industrial Solutions businesses for a period of […***…]; and (ii) to Buyer’s Wind Energy business for a period of […***…]. Seller shall continue to supply such Parts past the […***…] or […***…] for so long as the Seller continues to produce goods for Buyer. After a good is no longer in production, the prices for Parts shall be […***…] of those amounts. No minimum order requirements shall apply unless the parties mutually agree in advance. After the end of the above referenced periods, Seller shall continue to maintain in good working condition all Seller-owned tooling required to produce the Parts, and shall not dispose of such tooling without first contacting Buyer and offering Buyer the right to purchase such tooling from Seller. Seller’s obligations with regard to Buyer owned tooling are set forth in Section 4, “Buyer’s Property”.

3. DELIVERY AND TITLE PASSAGE.

3.1 Delivery. Time is of the essence of this Order. All delivery designations are INCOTERMS 2010. Unless otherwise stated on the face of this Order, all goods provided under this Order shall be […***…]. Notwithstanding the foregoing Incoterm, Seller shall not be responsible for clearing the goods for export.

3.2 Title Passage. Unless otherwise stated on the face of this Order, title to all goods ordered by Buyer pursuant to the terms of the Supply Agreement shall pass from Seller to Buyer when the goods are delivered and loaded by Seller onto Buyer’s carrier at the Storage Facility. Notwithstanding anything herein to the contrary, all damages and losses at the Storage Facility, including, without limitation, the goods will be borne by Seller, and Seller will be responsible for insuring against the risk of loss or damage at the Storage Facility.

4. BUYER’S PROPERTY. Unless otherwise agreed in writing, all tangible and intangible property, including, but not limited to, information or data of any description, tools, materials, drawings, computer software, know-how, documents, trademarks, copyrights, equipment or material furnished to Seller by Buyer or specifically paid for by Buyer, and any replacement thereof, or any materials affixed or attached thereto, shall be and remain Buyer’s personal property. Except as set forth in Section 5 of the Supply Agreement, such property furnished by Buyer shall be accepted by Seller “AS IS” with all faults and without any warranty whatsoever, express or implied. Seller shall use such property at its own risk, and Buyer makes no warranty or representation concerning the condition of such property. Such property and, whenever tractical, each individual item thereof, shall be tlainly marked or otherwise adequately identified by Seller as Buyer’s property, safety stored separate and apart from Seller’s property and properly maintained by Seller. Seller further agrees to comply with any handling and storage requirements provided by Buyer for such property. Seller shall not substitute any other property for Buyer’s property. Seller will inspect Buyer’s property prior to use and will train and supervise its employees and other authorized users of such property in its proper and safe operation. Seller shall use Buyer’s property only to meet Buyer’s orders, and shall not use it, disclose it to others or reproduce it for any other purpose. Such property, while in Seller’s care, custody or control, shall be held at Seller’s risk, shall be kept free of encumbrances and insured by Seller at Seller’s expense in an amount equal to the replacement cost thereof with loss payable to Buyer and shall be subject to removal at Buyer’s written request, in which event Seller shall prepare such property for shipment and redeliver to Buyer in the same condition as originally received by Seller, reasonable wear and tear excepted, all at Seller’s expense. As noted in Section 15.4(b), “Assists”, any consigned material, tooling or technology used in production of the goods shall be identified on the commercial or pro forma invoice used for international shipments. Buyer hereby grants a non-exclusive, non-assignable license, which is revocable with or without cause at any time, to Seller to use any information, drawings, specifications, computer software, know-how and other data furnished or paid for by Buyer hereunder for the sole purpose of performing this Order for Buyer. Buyer shall own exclusively all rights in ideas, inventions, works of authorship, strategies, plans and data created in or resulting from Seller’s performance under this Order, including all patent rights, copyrights, moral rights, rights in proprietary information, database rights, trademark rights and other intellectual property rights. All such intellectual property that is protectable by copyright will be considered work(s) made for hire for Buyer (as the phrase “work(s) made for hire” is defined in the U.S. Copyright Act (17 U.S.C. § 101)) or Seller will give Buyer “first owner” status related to the work(s) under local copyright law where the work(s) was created. If by operation of law any such intellectual property is not owned in its entirety by Buyer automatically upon creation, then Seller agrees to transfer and assign to Buyer, and hereby transfers and assigns to Buyer, the entire right, title and interest throughout the world to such intellectual property. Seller further agrees to enter into and execute any documents that may be required to transfer or assign ownership in and to any such intellectual property to Buyer. Notwithstanding the foregoing, the mutual non-disclosure agreement dated September 27, 2013 between General Electric Company acting though its Renewable Energy business and TPI Composites, Inc. (“MNDA”) shall govern in the event there is a conflict with this section as to any project referenced in the MNDA that may pertain to this Order. Should Seller, without Buyer’s prior written consent and authorization, design or manufacture for sale to any person or entity other than Buyer any goods substantially simltar to, or which reasonably can substitute or repair, a Buyer good, Buyer, in any adjudication or otherwise, may require Seller to establish by clear and convincing evidence that neither Seller nor any of its employees, contractors or agents used in whole or in part, directly or indirectly, any of Buyer’s property, as set forth herein, in such design or manufacture of such goods. Further, Buyer shall have the right to audit all pertinent records of Seller, and to make reasonable inspections of Seller facilities, to verify compliance with this Section. Subject to the terms of the MNDA, Seller’s and its Affiliates’ (i) existing intellectual property shall remain the sole and exclusive property of Seller, including without limitation TPI Composites, Inc.’s proprietary and patented SCRIMP® technology and (ii) any intellectual property created or discovered by Seller or its Affiliates outside the scope of this Order and without any reference to or in reliance on any of Buyer’s intellectual property or Confidential Information shall remain the sole and exclusive property of Seller unless otherwise agreed in writing.

5. DRAWINGS. Any review or approval of drawings by Buyer will be for Seller’s convenience and will not relieve Seller of its responsibility to meet all requirements of this Order.

6. CHANGES.

6.1 Buyer may at any time make changes within the general scope of this Order in any one or more of the following: (a) drawings, designs or specifications where the goods to be furnished are to be specially manufactured for Buyer, (b) method of shipment or packing; (c) place and time of delivery; (d) amount of Buyer’s furnished property; (e) quality; (f) quantity; or (g) scope or schedule of goods and/or services. Buyer shall document such change request in writing, and Seller shall not proceed to implement any change unless and until such change is provided in writing by Buyer. If any changes cause an increase or decrease in the cost of, or the time required for the performance of, any work under this Order, an equitable adjustment shall be made in the Order price or delivery schedule, or both, in writing. Any Seller claim for adjustment under this clause will be deemed waived unless asserted within thirty (30) days from Seller’s receipt of the change or suspension notification, and may only include […***…].

6.2 Seller shall notify Buyer in writing in advance of any and all: (a) changes to the goods and/or services, their specifications and/or composition; (b) process changes; (c) plant and/or equipment/tooling changes or moves; (d) transfer of any work hereunder to another site; and/or (c) sub-supplier changes, and no such change shall occur until Buyer has had the opportunity to conduct such audits, surveys and/or testing necessary to determine the impact of such change on the goods and/or services and has approved such change in writing. Seller shall be responsible for obtaining, completing and submitting proper documentation regarding any and all changes, including complying with any written change procedures issued by Buyer.

7. PLANT ACCESS/INSPECTION AND QUALITY.

7.1 Inspection/Testing. In order to assess Seller’s work quality, conformance with Buyer’s specifications and compliance with this Order, including but not limited to Seller’s representations, warranties, certifications and covenants under this Order, upon reasonable notice by Buyer, all: (a) goods, materials and services related in any way to the goods and services purchased hereunder (including without limitation raw materials, components, intermediate assemblies, work in process, tools and end products) shall be subject to inspection and test by Buyer and its customer or representative at all times and places, including sites where the goods and services are created or performed, whether they are at premises of Seller, Seller’s suppliers or elsewhere; and (b) of Seller’s books and records relating to this Order shall be subject to inspection by Buyer. If any inspection, test, audit or similar oversight activity is made on Seller’s or its suppliers’ premises, Seller shall, without additional charge: (i) provide all reasonable access and assistance for the safety and convenience of the inspectors and (ii) take all necessary precautions and implement appropriate safety procedures for the safety of Buyer’s personnel while they are present on such premises. If Buyer’s personnel require medical attention on such premises, Seller will arrange for appropriate attention. If in Buyer’s opinion the safety of its personnel on such premises may be imperiled by local conditions. Buyer may remove some or all of its personnel from such premises, and Buyer shall have no responsibility for any resulting impact on Seller or its suppliers. If specific Buyer and/or Buyer’s customer tests, inspection and/or witness points are included in this Order, the goods shall not be shipped without an inspector’s release or a written waiver of test/inspection/witness with respect to each such point; however. Buyer shall not be permitted to unreasonably delay shipment; and Seller shall notify Buyer in writing at least twenty (20) days prior to each of Seller’s scheduled final and, if applicable, intermediate test/inspection/witness points. Buyer’s failure to inspect, accept, reject or detect defects by inspection shall neither relieve Seller from responsibility for such goods or services that are not in accordance with the Order requirements nor impose liabilities on Buyer.

7.2 Quality. When requested by Buyer, Seller shall promptly submit real time production and process measurement and control data (the “Quality Data”) in the form and manner requested by Buyer. Seller shall provide and maintain an inspection, testing and process control system (“Seller’s Quality System”) covering the goods and services provided hereunder that is acceptable to Buyer and its customer and complies with Buyer’s quality policy and/or other quality requirements that are set forth on the face of this Order or are otherwise agreed to in writing by the parties (“Quality Requirements”). Acceptance of Seller’s Quality System by Buyer shall not alter the obligations and liability of Seller under this Order. If Seller’s Quality System fails to comply with the terms of this Order, Buyer may require additional quality assurance measures at Seller’s expense. Such measures may include, but are not limited to, Buyer requiring Seller to install a Buyer-approved third party quality auditor(s)/inspector(s) at Seller’s facility(ies) to address the deficiencies in Seller’s Quality System or other measures that may be specified in Buyer’s Quality Requirements or otherwise agreed upon by the parties in writing. Seller shall keep complete records relating to Seller’s Quality System and shall make such records available to Buyer and its customer for: (a) three (3) years after completion of this Order; (b) such period as set forth in the specifications applicable to this Order, or (c) such period as required by applicable law, whichever period is the longest.

7.3 Product Recall.

(a) If any governmental agency with jurisdiction over the recall of any goods supplied hereunder provides written notice to Buyer or Seller, or Buyer or Seller has a reasonable basis to conclude, that any goods supplied hereunder could possibly create a potential safety hazard or unsafe condition, pose an unreasonable risk of serious injury or death, contain a defect or a quality or performance deficiency, or are not in compliance with any applicable code, standard or legal requirement so as to make it advisable, or required, that such goods be recalled and/or repaired, Seller or Buyer will promptly communicate such relevant facts to each other. Buyer shall determine whether a recall of the affected goods is warranted or advisable, unless Buyer or Seller has received notice to that effect from any governmental agency with jurisdiction over the recalled goods.

(b) If a recall is required under the law or Buyer determines that it is advisable, Seller shall promptly develop a corrective action plan(s) (collectively, the “Corrective Action Plan”), which shall include all actions required by any applicable consumer protection or similar law and any applicable regulations and provide Buyer with an opportunity to review and approve such plan. Seller and Buyer agree to cooperate and work together to ensure that such plan is acceptable to both parties prior to its implementation. If Buyer does not respond to Seller regarding its review and approval of such Corrective Action Plan within a reasonable time period, Buyer shall be deemed to have approved such plan. In addition. Buyer shall cooperate with and assist Seller in any corrective actions and/or filings; provided, however, that nothing contained in this Section shall preclude Buyer from taking any action or making any filings, and in such event, Seller shall cooperate with and assist Buyer in any corrective actions and/or filings it undertakes.

(c) To the extent such recall is determined to have been caused by a defect, quality or performance deficiency, other deficiency, non-conformance or non-compliance, which is the responsibility of Seller, at Buyer’s election, Seller shall perform all necessary repairs or modifications at its sole expense, or Buyer shall perform such necessary repairs or modifications and Seller shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection therewith. In either case, Seller shall reimburse Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with any recall, repair, replacement or refund program, including without limitation all costs related to: (i) investigating and/or inspecting the affected goods; (ii) locating, identifying and notifying Buyer’s customers; (iii) repairing, or where repair of the goods is impracticable or impossible, repurchasing or replacing the recalled goods; (iv) packing and shipping the recalled goods; and (v) media notification, if such form of notifications is needed or required. Each party shall consult the other before making any statements to the public or a governmental agency relating to potential safety hazards affecting the goods, except where such consultation would prevent timely notification required by law.

8. REJECTION. If any of the goods and/or services furnished pursuant to this Order are found within a reasonable time after delivery to be defective or otherwise not in conformity with the requirements of this Order, including any applicable drawings and specifications, whether such defect or non-conformity relates to scope provided by Seller or a direct or indirect supplier to Seller, then Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole discretion and at Seller’s expense may: (a) require Seller to immediately re-perform any defective portion of the services and/or require Seller to immediately repair or replace non-conforming goods with goods that conform to all requirements of this Order; (b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event, all related costs and expenses (including, but not limited to, material, labor and handling costs and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller’s account: (c) withhold total or partial payment; (d) reject and return all or any portion of such goods and/or services; and/or (e) rescind this Order without liability. For any repairs or replacements, Seller, at its sole cost and expense, shall perform any tests requested by Buyer to verify conformance to this Order.

9. WARRANTIES.

9.1 Seller warrants that all goods and services provided pursuant to this Order, whether provided by Seller or a direct or indirect supplier of Seller, will be: (a) free of any claims of any nature, including without limitation title claims, and Seller will cause any lien or encumbrance asserted to be discharged, at its sole cost and expense, within thirty (30) days of its assertion (provided such liens do not arise out of Buyer’s failure to pay amounts not in dispute under this Order or an act or omission of Buyer); (b) new and of merchantable quality, not used, rebuilt or made of refurbished material unless approved in writing by Buyer; (c) free from all defects in workmanship and material; and (d) provided in strict accordance with all specifications, samples, drawings, designs, descriptions or other requirements approved or adopted by Buyer. Seller further warrants that all services will be performed in a competent and professional manner in accordance with the highest standards and best practices of Supplier’s industry. Any attempt by Seller to limit, disclaim or restrict any such warranties or remedies by acknowledgment or otherwise shall be null, void and ineffective.

9.2 The foregoing warranties shall, in the case of turbine plant related goods and services, apply for a period of: (a) twenty-four (24) months from the Date of Commercial Operation (defined below) of the turbine plant (in the case of Nuclear power-related goods and services, thirty-six (36) months from the Date of Commercial Operation of the nuclear power plant), which Buyer supplies to its customer or (b) [...***...], whichever occurs first. “Date of Commercial Operation” means the date on which the plant has successfully passed all performance and operational tests required by Buyer’s customer for commercial operation. In all other cases the warranty shall apply for twenty-four (24) months from delivery of the goods or performance of the services, or such longer period of time as customarily provided by Seller, plus delays such as those due to non-conforming goods and services. The warranties shall apply to Buyer, its successors, assigns and the users of goods and services covered by this Order.

9.3 If any of the goods and/or services are found to be defective or otherwise not in conformity with the warranties in this Section during the warranty period, then, Buyer, in addition to any other rights, remedies and choices it may have by law, contract or at equity, and in addition to seeking recovery of any and all damages and costs emanating therefrom, at its option and sole discretion and at Seller’s expense may: (a) require Seller to inspect, remove, reinstall, ship and repair or replace/re-perform nonconforming goods and/or services with goods and/or services that conform to all requirements of this Order; (b) take such actions as may be required to cure all defects and/or bring the goods and/or services into conformity with all requirements of this Order, in which event all related costs and expenses (including, but not limited to, material, labor and handling costs and any required re-performance of value added machining or other service) and other reasonable charges shall be for Seller’s account; and/or (c) reject and return all or any portion of such goods and/or services. Any repaired or replaced good, or part thereof, or re-performed services shall carry warranties on the same terms as set forth above, with the warranty period being the greater of the original unexpired warranty or twenty-four (24) months after repair or replacement.

10. SUSPENSION. Buyer may at any time, by notice to Seller, suspend performance of the work for such time as it deems appropriate. Upon receiving notice of suspension, Seller shall promptly suspend work to the extent specified, properly caring for and protecting all work in progress and materials, supplies and equipment Seller has on hand for performance. Upon Buyer’s request, Seller shall promptly deliver to Buyer copies of outstanding purchase orders and subcontracts for materials, equipment and/or services for the work and take such action relative to such purchase orders and subcontracts as Buyer may direct. Buyer may at any time withdraw the suspension as to all or part of the suspended work by written notice specifying the effective date and scope of withdrawal. Seller shall resume diligent performance on the specified effective date of withdrawal. All claims for increase or decrease in the cost of or the time required for the performance of any work caused by suspension shall be pursued pursuant to, and consistent with, Section 6.1. Where any of Buyer’s obligations under this Order are suspended […***…], the term of the Supply Agreement and any Order) applicable to the suspended goods, shall be extended by the same amount of time that Buyer’s obligations to purchase those goods are suspended pursuant to this Section 10. The foregoing language shall not in any way suspend or diminish Buyer’s Purchase Obligation or Seller’s obligations regarding the Guaranteed Capacity as set forth in the Supply Agreement.

11. TERMINATION.

11.1 Termination for Convenience. Subject to the provisions of Section 1 of the Supply Agreement, Buyer may terminate all or any part of this Order at any time by written notice to Seller. Upon termination (other than due to Seller’s insolvency or default including failure to comply with this Order), Buyer and Seller shall negotiate reasonable termination costs consistent with costs allowable under Section 6.1 and identified by Seller within thirty (30) days of Buyer’s termination notice to Seller, unless the parties have agreed to a termination schedule in writing.

11.2 Termination for Default. Except for delays due to causes beyond the control and without the fault or negligence of Seller and all of its suppliers (lasting not more than sixty (60) days) or otherwise covered by Section 3.1 hereof, Buyer, without liability, may by written notice of default, terminate the whole or any part of this Order if Seller: (a) fails to perform within the time specified or in any written extension granted by Buyer, (b) fails to make progress which, in Buyer’s reasonable judgment, endangers performance of this Order in accordance with its terms; or (c) fails to comply with any of the terms of this Order. Such termination shall become effective if Seller does not cure such failure within thirty (30) days of receiving notice of default. Upon such termination, Buyer may procure at Seller’s expense and upon terms it deems appropriate, goods or services similar to those so terminated. Seller shall continue performance of this Order to the extent not terminated and shall be liable to Buyer for any excess costs for such similar goods or services. As an alternate remedy and in lieu of termination for default. Buyer, at its sole discretion, may elect to extend the delivery schedule and/or waive other deficiencies in Seller’s performance, making Seller liable for any costs, expenses or damages arising from any failure of Seller’s performance. If Seller for any reason anticipates difficulty in complying with the required delivery date, or in meeting any of the other requirements of this Order, Seller shall promptly notify Buyer in writing. If Seller does not comply with Buyer’s delivery schedule, Buyer subject to Section 3.1 may require delivery by fastest method and charges resulting from the premium transportation must be fully prepaid by Seller. Buyer’s rights and remedies in this clause are in addition to any other rights and remedies provided by law or equity or under this Order.

11.3 Termination for Insolvency/Prolonged Delay. If Seller ceases to conduct its operations in the normal course of business or fails to meet its obligations as they mature or if any proceeding under the bankruptcy or insolvency laws is brought by or against Seller, a receiver for Seller is appointed or applied for, an assignment for the benefit of creditors is made or an excused delay (or the aggregate time of multiple excused delays) lasts more than sixty (60) days, Buyer may immediately terminate this Order without liability, except for goods or services completed, delivered and accepted within a reasonable period after termination (which will be paid for at the Order price).

11.4 Obligations on Termination. Unless otherwise directed by Buyer, upon completion of this Order or after receipt of a notice of termination of this Order for any reason, Seller shall immediately: (a) stop work as directed in the notice. (b) place no further subcontracts or purchase orders for materials, services or facilities hereunder, except as necessary to complete any continued portion of this Order; and (c) terminate all subcontracts to the extent they relate to work terminated. Promptly after termination of this Order and unless otherwise directed by Buyer, Seller shall deliver to Buyer all completed work, work in process, including all designs, drawings, specifications, other documentation and material required or produced in connection with such work and all of Buyer’s Confidential Information as defined in Section 16.

12. INDEMNITY AND INSURANCE.

12.1 Indemnity. Subject to Section 12.2 below. Seller shall defend, indemnify, release and hold harmless Buyer, its Affiliates and, its or their directors, officers, employees, agents representatives, successors and assigns, whether acting in the course of their employment or otherwise, against any and all suits, actions, or proceedings, at law or in equity, and from any and all claims, demands, losses, judgments, fines, penalties, damages, costs, expenses, or liabilities (including without limitation claims for personal injury or property or environmental damage, claims or damages payable to customers of Buyer, and breaches of Sections 15 and/or 16 below) arising from any act or omission of Seller, its agents, employees, or subcontractors, except to the extent attributable to the gross negligence of Buyer or willful misconduct of Buyer. Seller further agrees to indemnify Buyer for any reasonable attorneys’ fees or other costs that Buyer incurs in the event that Buyer has to file a lawsuit to enforce any indemnity or additional insured provision of this Order.

12.2 Limitation of Liability. Except as expressly provided elsewhere in the Supply Agreement, including all of its Appendices, in no circumstances whatsoever shall either party he liable (whether in negligence, contract, tort, or pursuant to a warranty or any statutory obligation) to the other party or any third party for any lost profits or special, incidental, exemplary, consequential or punitive damages, even if such party has been advised of the possibility of such damages. Furthermore, notwithstanding any provision in the Supply Agreement, these GEREN Purchase Terms or any related agreements or Orders, the maximum, aggregate liability of either party to the other party in any circumstance whatsoever (excluding either party’s liability for personal injury or third party property damage or Seller’s liability for its obligation to repay the Advance) for all warranties, indemnifications (excluding either party’s liability for its indemnity obligations under Sections 16 and 17 hereof) and liquidated damages, for all breaches of representations and covenants in the Supply Agreement, these GEREN Purchase Terms and any related agreements and Orders, and for any and all other rights, remedies and choices either party may have by law (whether in negligence, contract, tort, or pursuant to any statutory obligation) or at equity during any calendar year of the Supply Agreement (each a “Calendar Year”) shall not exceed […***…] the price of all Components purchased by Buyer from Seller in the previous Calendar year; provided, however, that in the event that any claim occurs during the 2007 or 2008 Calendar Year, then the maximum liability of either party to the other party in any circumstance whatsoever (excluding either party’s liability for personal injury or third party property damage or Seller’s liability for its obligation to repay the Advance) for all warranties, indemnifications (excluding either party’s liability for its indemnity obligations under Sections 16 and 17 hereof) and liquidated damages. for all breaches of representations and covenants in the Supply Agreement, these GEREN Purchase Terms and any related agreements or Orders, and for any and all other rights, remedies and choices either party may have by law (whether in negligence, contract, tort, or pursuant to any statutory obligation) or at equity shall not exceed
[…***…] in each Calendar Year. For purposes of clarity, any reference made to “related agreements” in this Section 12.2 does not include any agreements between Buyer and any Affiliate of Seller.

12.3 Insurance. For the duration of this Order and for period of ten (10) years from the date or deli very of the goods or performance of the services, Seller shall maintain, through insurers with a minimum Best rating of A- VII or S&P A and licensed in the jurisdiction where goods arc manufactured and/or sold and where services are performed, the following insurance: (a) Commercial General Liability, on an occurrence form, in the minimum amount of USD $5,000,000.00 per occurrence with coverage for: (i) bodily injury/property damage, including coverage for contractual liability insuring the liabilities assumed in this Order, (ii) products/completed operations liability; and (iii) all of the following types of coverages where applicable: (A) contractors protective liability; (B) collapse or structural injury; and/or (C) damage to underground utilities with all such coverages in this Section 12.2(a) applying on a primary basis, providing for cross liability, not being subject to any self-insured retention and being endorsed to name General Electric Company, its Affiliates (defined in Section 2.2(c)), directors, officers, agents and employees (collectively, the “GE Parties”) as additional insureds; (b) Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles used in the performance of the Order in the amount of USD $5,000,000.00 combined single limit each occurrence, endorsed to name the GE Parties as additional insureds; (c) Employers’ Liability in the amount of USD $5,000,000.00, each occurrence; (d) Property Insurance on an “All-risk” basis covering the full replacement cost value of all property owned, rented or leased by Seller in connection with this Order and covering damage to Buyer’s property in Seller’s care, custody and control, with such policy being endorsed to name Buyer as “Loss Payee” relative to its property in Seller’s care, custody and control; and (c) appropriate Workers’ Compensation Insurance protecting Seller from all claims under any applicable Workers’ Compensation and

Occupational Disease Act. Seller shall obtain coverage similar to Worker’s compensation and Employer’s liability for each Seller employee performing work under this Order outside the U.S. All insurance specified in this Section shall be endorsed to provide a waiver of subrogation in favor of Buyer, its Affiliates (defined in Section 2.2(c)) and its and their respective employees for all losses and damages covered by the insurances required in this Section. The application and payment of any self-insured retention or deductible on any policy carried by Seller shall be the sole responsibility of Seller. Should Buyer be called upon to satisfy any self-insured retention or deductible under Seller’s policies, Buyer may seek indemnification or reimbursement from Seller where allowable by law. Upon request by Buyer, Seller shall provide Buyer with a certificate(s) of insurance evidencing that the required minimum insurance is in effect. The certificate(s) of insurance shall reference that the required coverage extensions are included on the required policies and state that: “General Electric Company, its subsidiaries, affiliates, directors, officers, agents and employees shall be named as additional insureds”. Copies of endorsements evidencing the required additional insured status, waiver of subrogation provision and/or loss payee status shall be attached to the certificate(s) of insurance. Buyer shall have no obligation to examine such certificate(s) or to advise Seller in the event its insurance is not in compliance herewith. Acceptance of such certificate(s), which are not compliant with the stipulated coverages, shall in no way whatsoever imply that Buyer has waived its insurance requirements.

13. ASSIGNMENT AND SUBCONTRACTING. Seller may not assign (including by change of ownership or control, by operation of law or otherwise) this Order or any interest herein including payment, without Buyer’s prior written consent. Seller shall not subcontract or delegate performance of all or any substantial part of the work called for under this Order without Buyer’s prior written consent. Any assignee of Seller shall be bound by the terms and conditions of this Order. Should Buyer grant consent to Seller’s assignment. Seller will ensure that such assignee shall be bound by the terms and conditions of this Order. Further, Seller shall advise Buyer of any subcontractor or supplier to Seller: (a) that will have at its facility any parts or components with Buyer’s or any of its Affiliates’ name, logo or trademark (or that will be responsible to affix the same); and/or (b) fifty percent (50%) percent or more of whose output from a specific location is purchased directly or indirectly by Buyer. In addition, Seller will obtain for Buyer, unless advised to the contrary in writing, written acknowledgement by such assignee, subcontractor and/or supplier to Seller of its commitment to act in a manner consistent with Buyer’s integrity policies, and to submit to, from time to time, on-site inspections or audits by Buyer or Buyer’s third party designee as requested by Buyer. If Seller subcontracts any part of the work under this Order outside of the final destination country where the goods purchased hereunder will be shipped, Seller shall be responsible for complying with all customs requirements related to such sub-contracts, unless otherwise set forth in this Order.

14. PROPER BUSINESS PRACTICES. Seller shall act in a manner consistent with Buyer’s Integrity Guide for Suppliers, Contractors and Consultants, a copy of which has been provided to Seller, all laws concerning improper or illegal payments and gifts or gratuities and agrees not to pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any person for the purpose of illegally or improperly inducing a decision or obtaining or retaining business in connection with this Order. Further, in the execution of its obligations under this Order, Seller shall take the necessary precautions to prevent any injury to persons or to property.

15. COMPLIANCE WITH LAWS.

15.1 General. Seller represents, warrants, certifies and covenants (“Covenants”) that it will comply with all: (a) laws applicable to the goods, services and/or the activities contemplated or provided under this Order, including, but not limited to, any national, international, federal, state, provincial or local law, treaty, convention, protocol, common law, regulation, directive or ordinance and all lawful orders, including judicial orders, rules and regulations issued thereunder, including without limitation those dealing with the environment, health and safety, employment, records retention, personal data protection and the transportation or storage of hazardous materials and (b) good industry practices, including the exercise of that degree of skill, diligence, prudence and foresight, which can reasonably be expected from a competent Seller who is engaged in the same type of service or manufacture under similar circumstances. As used in this Order, the term “hazardous materials” shall mean any substance or material defined as a hazardous material, hazardous substance, toxic substance, pesticide or dangerous good under 49 CFR 171.8 or any other substance regulated on the basis of potential impact to safety, health or the environment pursuant to an applicable requirement of any entity with jurisdiction over the activities, goods or services, which are subject to this Order. Seller agrees to cooperate fully with Buyer’s audit and/or inspection efforts (including completing and returning questionnaires) intended to verify Seller’s compliance with Sections 14 and/or 15 of this Order. Seller further agrees at Buyer’s request to provide certificates relating to any applicable legal requirements or to update any and all of the representations, warranties, certifications and covenants under this Order in form and substance satisfactory to Buyer. Buyer shall have the right to audit all pertinent records of Seller, and to make reasonable inspections of Seller facilities, to verify compliance with this Section 15.

15.2 Environment, Health and Safety.

(a) General. Seller Covenants that it will take appropriate actions necessary to protect health, safety and the environment, including, without limitation, in the workplace and during transport and has established an effective program to ensure any suppliers it uses to perform the work called for under this Order will be in compliance with Section 15 of this Order.

(b) Material Suitability. Seller Covenants that each chemical substance constituting or contained in goods sold or otherwise transferred to Buyer is suitable for use and/or transport in any jurisdiction to or through which Buyer informs Seller the goods will likely be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur and is listed on or in: (i) the list of chemical substances compiled and published by the Administrator of the U.S. Environmental Protection Agency pursuant to the U.S. Toxic Substances Control Act (“TSCA”) (15 U.S.C. § 2601), otherwise known as the TSCA Inventory, or exempted from such list under 40 CFR 720.30-38; (ii) the Federal Hazardous Substances Act (P.L. 92-516) as amended; (iii) the European Inventory of Existing Commercial Chemical Substances (“EINECS”) as amended; (iv) the European List of Notified Chemical Substances (“ELINCS”) and lawful standards and regulations thereunder; or (v) any equivalent or similar lists in any other jurisdiction to or through which Buyer informs Seller the goods will likely be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur.

(c) Material Registration and Other Documentation. Seller Covenants that each chemical substance constituting or contained in goods sold or otherwise transferred to Buyer: (i) is properly documented and/or registered as required in the jurisdiction to or through which Buyer informs Seller the goods will likely be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur, including but not limited to pre-registration and registration if required, under Regulation (EC) No. 1907/2006 (“REACH”); (ii) is not restricted under Annex XVII of REACH; and (iii) if subject to authorization under REACH, is authorized for Buyer’s use. In each case, Seller will timely provide Buyer with supporting documentation, including without limitation, (A) pre-registration numbers for each substance; (B) the exact weight by weight percentage of any REACH Candidate List (defined below) substance constituting or contained in the goods; (C) all relevant information that Buyer needs to meet its obligations under REACH to communicate safe use to its customers; and (D) the documentation of the authorization for Buyer’s use of an Annex XIV substance. Seller shall notify Buyer if it decides not to register substances that are subject to registration under REACH and are constituting or contained in goods supplied to Buyer at least twelve (12) months before their registration deadline. Seller will monitor the publication by the European Chemicals Agency of the list of substances meeting the criteria for authorization under REACH (the “Candidate List”) and immediately notify Buyer if any of the goods supplied to Buyer contain a substance officially proposed for listing on the Candidate List. Seller shall provide Buyer with the name of the substance as well as with sufficient information to allow Buyer to safely use the goods or fulfill its own obligations under REACH.

(d) Restricted Materials. Seller Covenants that none of the goods sold or transferred to Buyer contains any: (i) of the following chemicals: arsenic, asbestos, benzene, beryllium, carbon tetrachloride, cyanide, lead or lead compounds, cadmium or cadmium compounds, hexavalent chromium, mercury or mercury compounds, trichloroethylene, tetrachloroethylene, methyl chloroform, polychlorinated biphenyls (“PCBs”), polybrominated biphenyls (“PBBs”), polybrominated diphenyl ethers (“PBDEs”); (ii) chemical or hazardous material otherwise prohibited pursuant to Section 6 of TSCA; (iii) chemical or hazardous material otherwise restricted pursuant to EU Directive 2002/95/EC (27 January 2003) (the “ROHS Directive”); (iv) designated ozone depleting chemicals as restricted under the Montreal Protocol (including, without limitation, 1,1,1 trichloroethane, carbon tetrachloride, Halon-1211, 1301, and 2402, and chlorofluorocarbons (“CFCs”) 11-13, 111-l15 -, 211-217); (v) substance listed on the REACH Candidate List, subject to authorization and listed on Annex XIV of REACH, or restricted under Directive 76/769/EEC and when it shall be repealed. Annex XVII of REACH; or (vi) other chemical or hazardous material the use of which is restricted in any other jurisdiction to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur, unless with regard to all of the foregoing. Buyer expressly agrees in writing and Seller identifies an applicable exception from any relevant legal restriction on the inclusion of such chemicals or hazardous materials in the goods sold or transferred to Buyer. Upon request from Buyer and subject to reasonable confidentiality provisions which enable Buyer to meet its compliance obligations. Seller will provide Buyer with the chemical composition, including proportions, of any substance, preparation, mixture, alloy or goods supplied under this Order and any other relevant information or data regarding the properties including without limitation test data and hazard information.

(e) Take-back of Electrical and Electronic Components, Including Batteries or Accumulators. Seller Covenants that, except as specifically listed on the face of this Order or in an applicable addendum, none of the goods supplied under this Order are electrical or electronic equipment or batteries or accumulators as defined by laws, codes or regulations of a jurisdiction to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur, including but not limited to EU Directive 2002/96/EC (27 January 2003) (the “WEEE Directive”), as amended and EU Directive 2006/66/EC (26 September 2006) (the “Batteries Directive”) and/or any other legislation providing for the taking back of such electrical or electronic equipment or batteries or accumulators (collectively, ‘Take-Back Legislation”). For any goods specifically listed on the face of this Order or in such addendum as electrical or electronic equipment or batteries or accumulators that are covered by any Take-Back Legislation and purchased by Buyer hereunder, Seller agrees to: (i) assume responsibility for taking back such goods in the future upon the request of Buyer and treating or otherwise managing them in accordance with the requirements of the applicable Take-Back Legislation; (ii) take back as of the date of this Order any used goods currently owned by Buyer of the same class of such goods purchased by Buyer hereunder up to the number of new units being purchased by Buyer or to arrange with a third party to do so in accordance with all applicable requirements; and (iii) appropriately mark and/or label the goods as required by any applicable Take-Back Legislation, Seller will not charge Buyer any additional amounts, and no additional payments will be due from Buyer for Seller’s agreement to undertake these responsibilities.

(f) CE Directives. Seller Covenants that all goods conform with applicable Conformité Européenne (“CE”) directives for goods intended for use in the EU, including those regarding electrical/electronic devices, machinery and pressure vessels/equipment. Seller will affix the CE mark on goods as required. Seller will provide all documentation required by the applicable CE directives, including but not limited to Declarations of Conformity, Declarations of Incorporation, technical files and any documentation regarding interpretations of limitations or exclusions.

(g) Nanoscale Material. With respect to any goods sold or otherwise transferred to Buyer hereunder, Seller shall notify Buyer in writing of the presence of any engineered nanoscale material (defined for these purposes as any substance with at least one dimension of such substance known to be less than one hundred (100) nanometers in length). With respect to all such nanoscale material(s), Seller shall provide a description of its regulatory status and any safety data or other notifications that are appropriate in the EU, U.S. and any other jurisdictions to which Buyer informs Seller the goods will be shipped or to which the Seller otherwise has knowledge that shipment will likely occur.

(h) Labeling/Shipping Information. With respect to any goods or other materials sold or otherwise transferred to Buyer hereunder, Seller shall provide all relevant information, including without limitation, safety data sheets in the language and the legally required format of the location to which the goods will be shipped and mandated labeling information, required pursuant to applicable requirements such as: (i) the Occupational Safety and Health Act (“OSHA”) regulations codified’ at 29 CFR 1910.1200; (ii) EU REACH Regulation (EC) No. 1907/2006, EU Regulation (EC) No. 1272/2008 classification, labeling and packaging of substances and mixtures (“CLP”), EU Directives 67/548/EEC and 1999/45/EC, as amended, if applicable, and (iii) any other applicable law, rule or regulation or any similar requirements in any other jurisdictions to or through which Buyer informs Seller the goods are likely to be shipped or through which Seller otherwise has knowledge that shipment will likely occur, such as U.S. Department of Transportation regulations governing the packaging, marking, shipping and documentation of hazardous materials, including hazardous materials specified pursuant to 49 CFR, the International Maritime Organization (“IMO”) and the International Air Transport Association (“IATA”).

15.3 Subcontractor Flow-downs for U.S. Government Commercial Items Contracts. Where the goods and/or services being procured by Buyer from Seller are in support of a U.S. Government end customer or an end customer funded in whole or part by the U.S. Government, Seller Covenants to comply with the terms of FAR 52.2l2-5(c) or 52.244-6 and DFARS 252.212-7001(c) or DFARS 252.244-7000 to the extent those terms are applicable to commercially available off-the-shelf (“COTS”) items or commercial items and as appropriate for the dollar value of this Order. In addition, if this Order is in support of a project involving Rural Utility Service (“RUS”) funds, then the following additional requirements apply: (a) Article VI, Section 4 of RUS Form 198, “Compliance with Laws”, specifically the certification as to Debarment and Suspension set forth in 7 CFR part 3017; and (b) Article VI, Section 5 of RUS Form 198, “Equal Opportunity Provisions”, including the requirements for Seller to provide a certification that Seller has filed a current report on Standard Form 100 and a Certificate of Non-segregated Facilities. The version of these clauses/provisions/requirements shall be those that are in effect as of the date of this Order.

15.4 Import/Export.

(a) Packing List and Pro Forma Invoice. In all cases, Seller must provide to Buyer, a packing list containing all information specified in Section 19 below and a commercial or pro forma invoice. The commercial/pro forma invoice shall be in English or if requested by Buyer, the language of the destination country and shall include: contact names and telephone numbers of representatives of Buyer and Seller who have knowledge of the transaction; Buyer’s order number, order line item, release number (in the case of a “blanket order”) and part number, detailed description of the merchandise; unit purchase price in the currency of the transaction; quantity; INCOTERM; the named location; “country of origin” of the goods as determined under applicable customs laws, and the appropriate export classification code for each item as determined by the law of the exporting country (for example, for exports from the U.S., Seller shall provide the U.S. Commerce Department’s Export Control Classification Number).

(b) Assists. All goods and/or services provided by Buyer to Seller for the production of goods and/or services delivered under this Order, which are not included in the purchase price of the goods and/or services delivered by Seller, shall be separately identified on the invoice (i.e., consigned material, tooling, etc.). Each invoice shall also include the applicable Order number or other reference information for any consigned goods and shall identify any discounts or rebates from the base price used in determining the invoice value.

(c) Importer of Record and Drawback. If goods are to be delivered EXW (INCOTERMS 2010) from the Storage Facility, Seller agrees that Buyer will not be a party to the importation of the goods, that the transaction(s) represented by this Order will be consummated after importation and that Seller will neither cause nor permit Buyer’s name to be shown as ‘‘Importer of Record” on any customs declaration. Seller also confirms that it has non-resident importation rights, if necessary, into the destination country and knowledge of the necessary import laws. If Seller is the importer of record for any goods, including any component parts thereof, associated with this Order, Seller shall provide Buyer with the customs documentation required by the country of import to allow Buyer to file for duty drawback and a copy of Seller’s invoice. If Seller is the importer of record as set forth above into the U.S., such documentation shall include, but not be limited to, the following customs forms, which shall be property executed: Customs Form 7552, “Certificate of Delivery” and Customs Form 7501,” “Entry Summary”.

(d) Preferential Trade Agreements. If goods will be delivered to a destination country having a trade preferential or customs union agreement (“Trade Agreement”) with Seller’s country, Seller shall cooperate with Buyer to review the eligibility of the goods for any special program for Buyer’s benefit and provide Buyer with any required documentation (e.g., NAFTA Certificate, EUR 1 Certificate, GSP Declaration, FAD or other Certificate of Origin) to support the applicable special customs program (e.g., NAFTA, EEA, Lome Convention, GSP, EU-Mexico FTA, EU/Mediterranean partnerships, etc.) to allow duty free or reduced duty for entry of goods into the destination country. Similarly, should any Trade Agreement or special customs program applicable to the scope of this Order exist at any time during the execution of the same and be of benefit to Buyer in Buyer’s judgment. Seller shall cooperate with Buyer’s efforts to realize any such available credits, including counter-trade or offset credit value which may result from this Order and acknowledges that such credits and benefits shall inure solely to Buyer’s benefit. Seller shall indemnify Buyer for any costs, fines, penalties or charges arising from Seller’s inaccurate documentation or untimely cooperation. Seller shall immediately notify Buyer of any known documentation errors and/or changes to the origin of goods. Failure of Supplier to comply with the requirements of this Section shall render Supplier liable for any resulting damage and/or expense incurred by Buyer.

(e) Importer Security Filing. Seller shall provide Buyer or Buyer’s designated agent in a timely fashion with all the data required to enable Buyer’s compliance with the U.S. Customs’ Importer Security Filing regulation, see 19 CFR Part 149 (the “ISF Rule”) for all of Seller’s ocean shipments of goods to Buyer destined for or passing through a U.S. port. Seller hereby Covenants to provide Buyer or Buyer’s designated agent with accurate “Data Elements” as defined in and required by the ISF Rule in a timely fashion to ensure Buyer or Buyer’s designated agent has sufficient opportunity to comply with its filing obligations thereunder.

(f) Foreign Trade Zone. If Buyer and Seller agree to operate from a foreign trade zone (“FTZ”), any benefit arising from operation in such FTZ will inure to Buyer, and both parties will cooperate and adopt procedures designed to capture and maximize such benefit.

(g) Anti-Dumping/Countervailing Duties. Seller Covenants that all sales made hereunder shall be made in circumstances that will not give rise to the imposition of new anti-dumping or countervailing duties under U.S. law (19 U.S.C. § 1671), EU Council Regulation (EC) No. 1225/2009 of November 30, 2009 and Commission Decision No. 2277/96/ECSC of November 28, 1996, or similar laws in such jurisdictions or the law of any other country to which the goods may be exported. To the full extent permitted by law, Seller will indemnify, defend and hold Buyer harmless from and against any costs or expenses (including any countervailing duties which may be imposed and, to the extent permitted by law, any preliminary dumping duties that may be imposed) arising out of or in connection with any breach of this warranty. In the event that countervailing or anti-dumping duties are imposed that cannot be readily recovered from Seller, Buyer may terminate this Order with no further liability of any nature whatsoever to Seller hereunder. In the event that any jurisdiction imposes punitive or other additional tariffs on goods subject to this agreement in connection with a trade dispute or as a remedy in an “escape clause” action or for any other reason, Buyer may, at its option, treat such increase in duties as a condition of force majeure.

(h) International Trade Controls. All transactions hereunder shall at all times be subject to and conditioned upon compliance with all applicable export control laws and regulations and any amendments thereto. The parties hereby agree that they shall not, except as said applicable laws and regulations may expressly permit, make any disposition by way of transshipment, re-export, diversion or otherwise, of any goods, technical data, or software, or the direct product thereof, furnished by either party in connection with this Order. The obligations of the parties to comply with all applicable export control laws and regulations shall survive any termination or discharge of any other contract obligations.

(i) Suspension/Debarment and Trade Restrictions. Seller shall provide immediate notice to Buyer in the event of Seller being suspended, debarred or declared ineligible by any government entity or upon receipt of a notice of proposed debarment from any such entity during the performance of this Order. In the event that Seller is suspended, debarred or declared ineligible by any government entity. Buyer may terminate this Order immediately without liability to Buyer. In addition, subject to applicable law. Seller agrees that it will not supply any goods to Buyer under this Order that are sourced directly or indirectly from a: (i) government of a country defined by the U.S. State Department as a “State Sponsor of Terrorism” or ”SST’; or (ii) company incorporated, formed or otherwise organized in a SST country of owned, in whole or in part, by the government of a SST country or a national of a SST country, regardless or where that company is located or doing business, in addition. Buyer may, from time-to-time and for business reasons, withdraw from and/or restrict its business dealings in certain jurisdictions, regions, territories and/or countries. Thus, subject to applicable law. Seller hereby agrees not to supply any goods to Buyer under this Order that are sourced directly or indirectly from any such jurisdiction, region, territory and/or country identified to Seller by Buyer, which currently includes, but is not limited to Myanmar (Burma) and North Korea.

15.5 Miscellaneous. Seller Covenants that, if applicable, it will comply with Section 211 of the Energy Reorganization Act, 10 CFR 50.7 (Employee Protection) and 29 CFR 24.2 (Obligations and Prohibited Acts),

prohibiting discrimination against employees for engaging in “protected activities”, which include reporting of nuclear safety or quality concerns, and Seller shall immediately inform Buyer of any alleged violations, notice of filing of a complaint or investigation related to any such allegation or complaint. Seller Covenants that no goods or services supplied under this Order have been or will be produced: (a) utilizing forced, indentured or convict labor; (b) utilizing the labor of persons younger than sixteen (16) years of age or in violation of the minimum working age law in the country of manufacture of the goods or performance of the services under this Order, whichever is higher; or (c) in violation of minimum wage, hours or days of service, or overtime laws in the country of manufacture or of the goods or performance of the services under this Order. If forced or prison labor, or labor below applicable minimum working age, is determined to have been used in connection with this Order, Buyer shall have the right to terminate this Order immediately without further compensation to Seller. To the extent Seller engages employees, representatives, contractors, subcontractors, agents and sub-agents (collectively, “Seller Personnel”) to perform work under this Order in the U.S., Seller Covenants that for all such Seller Personnel it has completed an Employment Eligibility Verification (1-9) Form and all such Seller Personnel are lawfully residing in the U.S. and do not appear on the comprehensive list of terrorists and groups identified by Executive Order of the U.S. Government. To the extent Seller engages Seller Personnel to perform work under this Order outside of the U.S., Seller Covenants that it is in compliance with all applicable labor and employment laws, including but not limited to laws governing the authorization to work in the jurisdictions where such work is performed. Seller agrees to provide small business as well as minority and/or women-owned business utilization and demographic data upon request.

16. CONFIDENTIAL OR PROPRIETARY INFORMATION AND PUBLICITY. Seller shall keep confidential any: (a) any other tangible or intangible property furnished by Buyer in connection with this Order, including any drawings, specifications, data, goods and/or information; (b) technical, process, proprietary or economic information derived from drawings or 3D or other models owned or provided by Buyer; and (c) any other tangible or intangible property furnished by Buyer in connection with this Order, including any drawings, specifications, data, goods and/or information (the “Confidential Information”) and shall not divulge, directly or indirectly, the Confidential Information for the benefit of any other party without Buyer’s prior written consent. Confidential Information shall also include any notes, summaries, reports, analyses or other material derived by Seller in whole or in part from the Confidential Information in whatever form maintained (collectively, “Notes”). Except as required for the efficient performance of this Order, Seller shall not use or permit copies to be made of the Confidential Information without Buyer’s prior written consent. If any such reproduction is made with prior written consent, notice referring to the foregoing requirements shall be provided thereon. The restrictions in this Section regarding the Confidential Information shall be inoperative as to particular portions of the Confidential Information disclosed by Buyer to Seller if such information: (i) is or becomes generally available to the public other than as a result of disclosure by Seller; (ii) was available on a non-confidential basis prior to its disclosure to Seller; (iii) is or becomes available to Seller on a non-confidential basis from a source other than Buyer when such source is not, to the best of Seller’s knowledge, subject to a confidentiality obligation with Buyer, (iv) was independently developed by Seller, without reference to the Confidential Information, and Seller can verify the development of such information by written documentation or (v) is required to be disclosed by applicable law, rule, injunction or administrative order provided Seller first gives Buyer prompt written notice and the opportunity to seek a protective order prior to the disclosure. Upon completion or termination of this Order, Seller shall promptly return to Buyer all Confidential Information, including any copies thereof, and shall destroy (with such destruction certified in writing by Seller) all Notes and any copies thereof. Any knowledge or information, which Seller shall have disclosed or may hereafter disclose to Buyer and which in any way relates to the goods or services purchased under this Order (except to the extent deemed to be Buyer’s property or Seller’s and its Affiliates’ intellectual property as set forth in Section 4), shall not be deemed to be confidential or proprietary and shall be acquired by Buyer free from any restrictions (other than a claim for infringement) as part of the consideration for this Order, and notwithstanding any copyright or other notice thereon, Buyer shall have the right to use, copy, modify and disclose the same as it sees fit. Seller shall not make any announcement, take or release any photographs (except for its internal operation purposes for the manufacture and assembly of the goods), or release any information concerning this Order or any part thereof or with respect to its business relationship with Buyer, to any third party, member of the public, press, business entity, or any official body except as required by applicable law, rule, injunction or administrative order without Buyer’s prior written consent. Seller may allow third parties into the finishing bay of Seller’s production facility and make shared use of such finishing bay for goods and services provided to Buyer under this Order provided Seller does so without breaching any of its confidentiality obligations as set forth in this Agreement. Buyer acknowledges that Seller may be required to grant access to its other customers in order to view their blades in Seller’s finishing bay and to the extent that Seller’s other customers are able to sec Buyer’s blades while walking towards their own shall not be in and of itself deemed a breach of Seller’s confidentiality obligations. However, Seller shall ensure that no third party shall inspect, photograph, measure, or physically touch any of Buyer’s property stored in Seller’s finishing bay. Buyer agrees that notwithstanding the foregoing, Seller shall be permitted to disclose the Supply Agreement and/or any Appendices thereto and this Order thereunder to current and potential investors, stockholders and lenders that have agreed in writing to maintain the confidentiality of such documents;

provided that no such potential investor, stockholder or lender is a Competitor of Buyer (as defined in the Supply Agreement).

17. INTELLECTUAL PROPERTY INDEMNIFICATION. Seller shall defend, indemnify and hold harmless Buyer from all costs and expenses related to any suit, claim or proceeding brought against Buyer or its customers to the extent based on a claim that any Seller manufacturing process used to manufacture goods hereunder (other than those specifically required by Buyer) constitutes (i) an infringement of any patent, copyright or trademark of any third party in any Covered Jurisdiction (as defined below), or (ii) a misappropriation of the subject matter of any trade secret or other intellectual property right of any third party in any Covered Jurisdiction. Buyer shall defend, indemnify and hold Seller harmless from all cost and expenses related to any suit, claim or proceeding brought against Seller or its customers to the extent based on a claim that any design or specification provided by Buyer to Seller hereunder constitutes (i) an infringement of any patent, copyright or trademark of any third party in any Covered Jurisdiction, or (ii) a misappropriation of the subject matter of any trade secret or other intellectual property right of any third party in any Covered Jurisdiction. For purposes of this Section 17, “Covered Jurisdiction” means […***…]. The indemnified party shall notify the indemnifying party promptly and give authority, information, and assistance (at the indemnifying party’s expense) for the defense of same, and the indemnifying party shall pay all damages and costs awarded therein. If use of the goods is enjoined as a result of an infringement for which Seller is responsible hereunder, Seller shall, at its own expense and option, either (i) procure for Buyer the right to continue using the goods, or (ii) modify the goods so that they become non-infringing, or (iii) replace the goods with non-infringing goods. […***…].

18. SECURITY AND BUSINESS CONTINUITY MANAGEMENT POLICY; SUPPLY CHAIN SECURITY REQUIREMENTS.

18.1 Security and Business Continuity Management Policy. Seller shall have and comply with a company security and business continuity management policy, which shall be revised and maintained proactively and as may be requested by Buyer (“Security and Business Continuity Management Policy”). The Security and Business Continuity Management Policy shall identify and require Seller’s management and employees to take appropriate measures necessary to do the following:

(a) provide for the physical security of the people working on Seller’s premises and others working for or on behalf of Seller;

(b) provide for the physical security of Seller’s facilities and physical assets related to the performance of work, for Buyer or its Affiliates (“Work”) including, in particular, the protection of Seller’s mission critical equipment and assets;

(c) protect software related to the performance of the Work from loss, misappropriation, corruption and/or other damage;

(d) protect Buyer and/or its Affiliates’ and Seller’s drawings, technical data and other proprietary information related to the performance of the Work from loss, misappropriation, corruption and/or other damage;

(e) provide for the prompt recovery, including through preparation, adoption and maintenance of a crisis management and disaster recovery plan, of facilities, physical assets, software, drawings, technical data, other intellectual property and/or the Seller’s business operations in the event of a security breach, incident, crisis or other disruption in Seller’s ability to use the necessary facilities, physical assets, software, drawings, technical data or other intellectual property and/or to continue its operations; and

(f) ensure the physical integrity and security of all shipments against the unauthorized introduction of harmful or dangerous materials (such measures may include, but are not limited, physical security of manufacturing, packing and shipping areas; restrictions on access of unauthorized personnel to such areas; personnel screening; and maintenance of procedures to protect the integrity of shipments); and

(g) report to Buyer all crises and/or supply chain security breaches and/or situations where illegal or suspicious activities relating to the Work are detected. In the event of such crisis, supply chain security breach and/or the detection of illegal or suspicious activity related to the Work, Seller shall contact Buyer’s sourcing representative or the GE emergency hotline (U.S. toll-free […***…] direct dial from outside U.S. […***…] no later than twenty-four (24) hours after inception of the incident. At a minimum, the following details must be provided: (i) date and time of the incident; (ii) site/location of the incident; and (iii) incident description.

Buyer reserves the right to receive and review a physical or electronic copy of Seller’s Security and Business Continuity Management Policy and to conduct on-site audits of Seller’s facility and practices to determine whether such policy and Seller’s implementation of such policy are reasonably sufficient to protect Buyer’s property and/or interests. If Buyer reasonably determines that Seller’s Security and Business Continuity Management Policy and/or such policy’s implementation is/are insufficient to protect Buyer’s property and/or interests, Buyer may give Seller notice of such determination. Upon receiving such notice, Seller shall have
[…***…] thereafter to make

such policy changes and take the implementation actions reasonably requested by Buyer. Seller’s failure to take such actions shall give Buyer the right to terminate this Order immediately without further compensation to Seller.

18.2 Supply Chain Security. The Customs-Trade Partnership Against Terrorism (“C-TPAT”) program of the U.S. Customs and Border Protection, the Authorized Economic Operator for Security program of the European Union (“EU AEO”) and similar World Customs Organization SAFE Framework of Standards (collectively, “SAFE Framework”) programs are designed to improve the security of shipments in international trade. C-TPAT applies only to Sellers with non-U.S. locations that are involved in the manufacture, warehousing or shipment of goods to Buyer or to a customer or supplier of Buyer located in the U.S. EU AEO applies only to Sellers that are involved in the manufacture, warehousing or shipment of goods originating in, transported through or destined for the EU. Seller agrees that it will review the C-TPAT requirements for foreign manufacturers as outlined at: http://www.cbp.gov/xp/cgov/trade/cargo_security/ctpat/ctpat_application_material/ctpat_security_guidelines/ and the EU AEO and other SAFE Framework requirements appropriate for its business and that it will maintain and implement a written plan for security procedures in accordance with them as applicable (“Security Plan”). The Security Plan shall address security criteria such as: container security and inspection, physical access controls, personnel security, procedural security, security training and threat awareness, and information technology security. Upon request of Buyer, Seller shall:

(a) certify to Buyer in writing that it has read the C-TPAT, EU AEO and/or other applicable SAFE Framework security criteria (collectively, the “Security Criteria”), maintains a written Security Plan consistent with such Security Criteria and has implemented appropriate procedures pursuant to such plan;

(b) identify an individual contact responsible for Seller’s facility, personnel and shipment security measures and provide such individual’s name, title, address, email address and telephone and fax numbers to Buyer; and

(c) inform Buyer of its C-TPAT, EU AEO and/or other applicable SAFE Framework membership status and any changes thereto including changes to certification and/or any notice of suspension or revocation.

Where Seller does not exercise control of manufacturing or transportation of goods destined for delivery to Buyer or its customers in international trade, Seller agrees to communicate the C-TPAT, EU AEO and/or other applicable SAFE Framework recommendations and/or requirements to its suppliers and transportation providers and condition its relationship with those entities upon their implementation of such recommendations and/or requirements. Further, upon advance notice by Buyer to Seller and during Seller’s normal business hours, Seller shall make its facility available for inspection by Buyer’s representative for the purpose of reviewing Seller’s compliance with the C-TPAT, EU AEO and/or other applicable SAFE Framework security recommendations and/or requirements and with Seller’s Security Plan. Each party shall bear its own costs in relation to such inspection and review. All other costs associated with Seller’s development and implementation of Seller’s Security Plan and C-TPAT, EU AEO and/or other applicable SAFE Framework compliance shall be borne by Seller.

19. PACKING, PRESERVATION AND MARKING. Packing, preservation and marking will be in accordance with the specification drawing or as specified on the Order, or if not specified, the best commercially accepted practice will be used, which will be consistent with applicable law. All goods shall be packed in an appropriate manner, giving due consideration to the nature of the goods, with packaging suitable to protect the goods during transport from damage and otherwise to guarantee the integrity of the goods to destination. Goods that cannot be packed due to size or weight shall be loaded into suitable containers, pallets or crossbars thick enough to allow safe lifting and unloading. Vehicles that reach their destination and present unloading difficulties will be sent back to their point of departure. Seller shall place all markings in a conspicuous location as legibly, indelibly and permanently as the nature of the article or container will permit. Each package shall bear Buyer’s order number and be accompanied by a readily accessible packing list detailing the contents and including the following information on each shipment under this Order: Buyer’s order number; case number; routing center number (if provided by Buyer’s routing center); country of manufacture; destination shipping address; commodity description; gross/net weight in kilograms and pounds; dimensions in centimeters and inches; center of gravity for items greater than one (1) ton; precautionary marks (e.g., fragile, glass, air ride only, do not stack, etc.), loading hook/lifting points and chain/securing locations where applicable to avoid damage and improper handling. Seller Covenants (defined in Section 15.1) that any wood packing or wood pallet materials delivered or used to deliver, pack and/or transport any goods delivered to Buyer hereunder are in compliance with the International Standards for Phytosanitary Measures (ISPM): Guidelines for Regulating Wood Packaging Material (WPM) in International Trade (ISPM Publication No. 15), U.S. Code of Federal Regulations, 7 CFR 319.40-1 through 319.40-11, as may be changed or amended, if the goods are being shipped to the U.S., and similar laws of other jurisdictions to or through which Buyer informs Seller the goods are likely to be shipped or to or through which Seller otherwise has knowledge that shipment will likely occur. Seller shall provide Buyer with any certifications required by Buyer to evidence its compliance with the foregoing sentence.

20. GOVERNING LAW. This Order shall in all respects be governed by and interpreted in accordance with the substantive law of the State of New York, U.S., excluding its conflicts of law provisions. The parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

21. DISPUTE RESOLUTION.

21.1 If Seller is a permanent resident of the U.S., or a corporation or partnership existing under the laws of the U.S., and Seller and Buyer have a controversy, dispute or difference arising out of this Order (“Dispute”), either party may initiate litigation. Litigation may be brought only in the U.S. District Court for the Northern District of Georgia or, if such court lacks subject matter jurisdiction, in the State or Superior Court of Georgia in Cobb County. The parties submit to the jurisdiction of said courts and waive any defense of forum non conveniens. The parties waive all rights to jury trials.

21.2 If Seller is a permanent resident of a country other than the U.S., or is a corporation or partnership existing under the laws of any country other than the U.S., and Seller and Buyer have a Dispute, the parties agree to submit any such Dispute to settlement proceedings under the Alternative Dispute Resolution Rules (the “ADR Rules”) of the International Chamber of Commerce (“ICC”). If the Dispute has not been settled pursuant to the ADR Rules within forty-five (45) days following the filing of a request for ADR or within such other period as the parties may agree in writing, such Dispute shall be finally settled under the Rules of Arbitration and Conciliation of the ICC (the “ICC Rules”) by one or more arbitrators appointed in accordance with such ICC Rules. The place for arbitration shall be Atlanta, Georgia, U.S. and proceedings shall be conducted in the English language, unless otherwise stated in this Order. The award shall be final and binding on both Buyer and Seller, and the parties hereby waive the right of appeal to any court for amendment or modification of the arbitrators’ award.

22. WAIVER. No claim or right arising out of a breach of this Order can be discharged in whole or in part by a waiver or renunciation unless supported by consideration and made in writing signed by the aggrieved party. Either party’s failure to enforce any provisions hereof shall not be construed to be a waiver of a party’s right thereafter to enforce each and every such provision.

23. ELECTRONIC COMMERCE. Seller agrees to participate in all of Buyer’s current and future electronic commerce applications and initiatives upon Buyer’s request. For contract formation, administration, changes and all other purposes, each electronic message sent between the parties within such applications or initiatives will be deemed: (a) “written” and a “writing”; (b) “signed” (in the manner below); and (c) an original business record when printed from electronic files or records established and maintained in the normal course of business. The parties expressly waive any right to object to the validity, effectiveness or enforceability of any such electronic message on the ground that a “statute of frauds” or any other law requires written, signed agreements. Between the parties, any such electronic documents may be introduced as evidence in any proceedings as business records originated and maintained in paper form. Neither party shall object to the admission of any such electronic document under either the best evidence rule or the business records exception to the hearsay rule. By placing a name or other identifier on any such electronic message, the party doing so intends to sign the message with his/her signature attributed to the message content. The effect of each such message will be determined by the electronic message content and by New York law, excluding any such law requiring signed agreements or otherwise in conflict with this paragraph.

24. PERSONAL DATA PROTECTION.

24.1 “Personal Data” includes any information relating to an identified or identifiable natural person; “Buyer Personal Data” includes any Personal Data obtained by Seller from Buyer; and “Processing” includes any operation or set of operations performed upon Personal Data, such as collection, recording, organization, storage, adaptation or alteration, retrieval, accessing, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

24.2 Seller, including its officers, directors, employees and/or agents, shall view and Process Buyer Personal Data only on a need-to-know basis and only to the extent necessary to perform this Order or to carry out Buyer’s further written instructions.

24.3 Seller shall use reasonable technical and organizational measures to ensure the security and confidentiality of Buyer Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Seller shall immediately inform Buyer of any Security Breach involving Buyer Personal Data, where “Security Breach” means any event involving an actual, potential or threatened compromise of the security, confidentiality or integrity of the data, including but not limited to any unauthorized access or use. Seller shall also provide Buyer with a detailed description of the Security Breach, the type of data that was the subject of the Security Breach, the identity of each affected person and any other information Buyer may request concerning such affected persons and the details of the breach, as soon as such information can be collected or otherwise becomes available. Seller agrees to take action immediately, at its own expense, to investigate the Security Breach and to identify, prevent and mitigate the effects of any such Security Breach and to carry out any recovery necessary to remedy the impact. Buyer must first approve the content of any filings, communications, notices, press releases or reports related to any Security Breach (“Notices”) prior to any publication or communication thereof to any third party. Seller also agrees to bear any cost or loss Buyer may incur as a result of the Security Breach, including without limitation, the cost of Notices.

24.4 Upon termination of this Order, for whatever reason, Seller shall stop the Processing of Buyer Personal Data, unless instructed otherwise by Buyer, and these undertakings shall remain in force until such time as Seller no longer possesses Buyer Personal Data.

24.5 Seller understands and agrees that Buyer may require Seller to provide certain Personal Data (“Seller Personal Data”) such as the name, address, telephone number and email address of Seller’s representatives in transactions and that Buyer and its Affiliates and its or their contractors may store such data in databases located and accessible globally by their personnel and use it for purposes reasonably related to the performance of this Order, including but not limited to supplier and payment administration. Seller agrees that it will comply with all legal requirements associated with transferring any Seller Personal Data to Buyer, including but not limited to obtaining the consent of any data subject, where required, prior to transferring any Seller Personal Data to Buyer and/or making any required disclosures, filings or the like with relevant data privacy authorities. Buyer will be the Controller of this data for legal purposes and agrees not to share Seller Personal Data beyond Buyer, its Affiliates and its or their contractors, and to use reasonable technical and organizational measures to ensure that Seller Personal Data is processed in conformity with applicable data protection laws. “Controller” shall mean the legal entity which alone or jointly with others determines the purposes and means of the processing of Personal Data. By written notice to Buyer, Seller may obtain a copy of the Seller Personal Data and submit updates and corrections to it.

25. ENTIRE AGREEMENT. This Order, with documents as are expressly incorporated by reference, is intended as a complete, exclusive and final expression of the parties’ agreement with respect to the subject matter herein and supersedes any prior or contemporaneous agreements, whether written or oral, between the parties. This Order may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. Facsimile signatures on such counterparts are deemed originals. No course of prior dealings and no usage of the trade shall be relevant to determine the meaning of this Order even though the accepting or acquiescing party has knowledge of the performance and opportunity for objection. The term “including” shall mean and be construed as “including, but not limited to”, unless expressly stated to the contrary. The invalidity, in whole or in part, of any of the foregoing articles or paragraphs of this Order shall not affect the remainder of such articles or paragraphs or any other article or paragraph of this Order, which shall continue in full force and effect. Further, the parties agree to give any such article or provision deemed invalid, in whole or in part, a lawful interpretation that most closely reflects the original intention of Buyer and Seller. All provisions or obligations contained in this Order, which by their nature or effect are required or intended to be observed, kept or performed after termination or expiration of an Order will survive and remain binding upon and for the benefit of the parties, their successors (including without limitation successors by merger) and permitted assigns including, without limitation, Sections 2.3(b) 4,5,7, 8,9,12, 15, 16, 17 and 24.

APPENDIX 4

Premium Payable by Buyer upon Termination for Convenience

Buyer will pay to Seller a termination for convenience fee in accordance with the following schedule:

Effective date of termination for convenience	Termination for convenience notice obligations:	Termination for convenience fee payable by Buyer:
December 31, 2018	Notice must be received by Seller before December 31, 2017	[…***…] payable in one lump sum on or before effective date of termination

December 31, 2019	Notice must be received by Seller before December 31, 2018	[…***…] payable in one lump sum on or before effective date of termination

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APPENDIX 5

Tooling

[…***…] Component Mold Additions

[…***…]

Rest of page intentionally left blank.

Buyer Approved Tooling Exceptions

Based upon […***…] Tooling Specification

[…***…]

[…***…]

APPENDIX 6

GE Renewable Energy Integrity Guide for Suppliers, Contractors and Consultants

A Message from GE Renewable Energy

The General Electric Company and its GE Renewable Energy business (“GE”) are committed to unyielding Integrity and high standards of business conduct in everything we do, especially in our dealings with GE suppliers, contractors and consultants (collectively “Suppliers”). For well over a century, GE people have created an asset of incalculable value: the company’s worldwide reputation for integrity and high standards of business conduct. That reputation, built by so many people over so many years, depends on upholding it in each business transaction we make.

GE bases its Supplier relationships on lawful, efficient and fair practices, and expects its Suppliers to adhere to applicable legal and regulatory requirements in their business relationships, including those with their employees, their local environments, and GE. The quality of our Supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our Suppliers’ products and services affects the quality of our own products and services.

To help GE Suppliers understand both: (1) the GE commitment to unyielding Integrity and (2) and the standards of business conduct that all GE Suppliers must meet, GE has prepared this GE Renewable Energy Integrity Guide for Suppliers, Contractors and Consultants. Suppliers are expected to collaborate with GE’s employees so that those employees can continue to consistently meet these GE integrity commitments.

The Guide is divided into four sections:

•	GE Code of Conduct
•	GE Compliance Obligations
•	Responsibilities of GE Suppliers
•	How to Raise an Integrity Concern

Suppliers should carefully review this Guide, including but not limited to the section entitled “Responsibilities of GE Suppliers.” Suppliers are responsible for ensuring that they and their employees, workers, representatives and subcontractors comply with the standards of conduct required of GE Suppliers. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about this Guide or the standards of business conduct that all GE Suppliers must meet.

Jerome Pecresse	Olivier Fontan
President & CEO	Vice President
Global Supply Chain Management

GE Code of Conduct

GE’s commitment to total, unyielding Integrity is set forth in GE’s compliance handbook, The Spirit & The Letter. The policies set forth in The Spirit & The Letter govern the conduct of all GE employees and are supplemented by compliance procedures and guidelines adopted by GE business components. All GE employees must not only comply with the “letter” of the Company’s compliance policies, but also with their “spirit.”

The “spirit” of GE’s Integrity commitment is set forth in the GE Code of Conduct, which each GE employee has made a personal commitment to follow:

•	Obey the applicable laws and regulations governing our business conduct worldwide.

•	Be honest, fair and trustworthy in all of your GE activities and relationships.

•	Avoid all conflicts of interest between work and personal affairs.

•	Foster an atmosphere in which fair employment practices extend to every member of the diverse GE community.

•	Strive to create a safe workplace and to protect the environment.

•	Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplified by all employees.

No matter how high the stakes, no matter how great the challenge, GE will do business only by lawful and ethical means. When working with customers and Suppliers in every aspect of our business, we will not compromise our commitment to integrity.

GE Compliance Obligations

All GE employees are obligated to comply with the requirements — the “letter”— of GE’s compliance policies set forth in The Spirit & The Letter. These policies implement the GE Code of Conduct and are supplemented by compliance procedures and guidelines adopted by GE business components and/or affiliates. A summary of some of the key compliance obligations of GE employees follows:

IMPROPER PAYMENTS

•	Always adhere to the highest standards of honesty and integrity in all contacts on behalf of GE. Never offer bribes, kickbacks, illegal political contributions or other improper payments to any customer, government official or third party. Follow the laws of the United States and other countries relating to these matters.

•	Do not give gifts or provide any entertainment to a customer or supplier without prior approval of GE management. Make sure all business entertainment and gifts are lawful and disclosed to the other party’s employer.

•	Employ only reputable people and firms as GE representatives and understand and obey any requirements governing the use of third party representatives.

INTERNATIONAL TRADE CONTROLS

•	Understand and follow applicable international trade control and customs laws and regulations, including those relating to licensing, shipping and import documentation and reporting, and record retention requirements.

•	Never participate in boycotts or other restrictive trade practices prohibited or penalized under United States or applicable local laws.

•	Make sure all transactions are screened in accordance with applicable export/import requirements; and that any apparent conflict between U.S. and applicable local law requirements, such as the laws blocking certain U.S. restrictions adopted by Canada, Mexico and the members of the European Union, is disclosed to GE counsel.

MONEY LAUNDERING PREVENTION

•	Follow all applicable laws that prohibit money laundering and that require the reporting of cash or other suspicious transactions.

•	Learn to identify warning signs that may indicate money laundering or other illegal activities or violations of GE policies. Raise any concerns to GE counsel and GE management.

PRIVACY

•	Never acquire, use or disclose individual information in ways that are inconsistent with GE privacy policies or with applicable privacy and data protection laws, regulations and treaties.

•	Maintain secure business records of information, which is protected by applicable privacy regulations, including computer-based information.

SUPPLIER RELATIONSHIPS

•	Only do business with suppliers who comply with local and other applicable legal requirements and any additional GE standards relating to labor, environment, health and safety, intellectual property rights and improper payments.

•	Follow applicable laws and government regulations covering supplier relationships.

•	Provide a competitive opportunity for suppliers to earn a share of GE’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.

REGULATORY EXCELLENCE

•	Be aware of the specific regulatory requirements of the country and region where the work is performed and that affect the GE business.

•	Gain a basic understanding of the key regulators and the regulatory priorities that affect the GE business.

•	Promptly report any red flags or potential issues that may lead to a regulatory compliance breach.

•	Always treat regulators professionally and with courtesy and respect.

•	Assure that coordination with business or corporate experts is sought when working with or responding to requests of regulators.

WORKING WITH GOVERNMENTS

•	Follow applicable laws and regulations associated with government contracts and transactions.

•	Be truthful and accurate when dealing with government officials and agencies.

•	Require any supplier or subcontractor providing goods or services for GE on a government project or contract to agree to comply with the intent of GE’s Working with Governments policy and applicable government contract requirements.

•	Do not do business with suppliers or subcontractors that are prohibited from doing business with the government.

•	Do not engage in employment discussions with a government employee or former government employee without obtaining prior approval of GE management and counsel.

COMPLYING WITH COMPETITION LAWS

•	Never propose or enter into any agreement or understanding with a GE competitor to fix prices, terms and conditions of sale, costs, profit margins or other aspects of the competition for sales to third parties.

•	Do not propose or enter into any agreements or understandings with GE customers restricting resale prices.

•	Never propose or enter into any agreements or understandings with suppliers that restrict the price or other terms at which GE may resell or lease any product or service to a third party.

ENVIRONMENT, HEALTH & SAFETY

•	Conduct your activities in compliance with all relevant environmental and worker health and safety laws and regulations and conduct your activities accordingly.

•	Ensure that all new product designs or changes or service offerings are reviewed for compliance with GE guidelines.

•	Use care in handling hazardous materials or operating processes or equipment that use hazardous materials to prevent unplanned releases into the workplace or the environment.

•	Report to GE management all spills of hazardous materials; any concern that GE products are unsafe: and any potential violation of environmental, health or safety laws, regulations or company practices or requests to violate established EHS procedures.

FAIR EMPLOYMENT PRACTICES

•	Extend equal opportunity, fair treatment and a harassment-free work environment to all employees, coworkers, consultants and other business associates without regard to their race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.

SECURITY AND CRISIS MANAGEMENT

•	Implement rigorous plans to address security of employees, facilities, information, IT assets and business continuity.

•	Protect access to GE facilities from unauthorized personnel.

•	Protect IT assets from theft or misappropriation.

•	Create and maintain a safe working environment.

•	Ensure proper business continuity plans are prepared for emergencies.

•	Screen all customers, suppliers, agents and dealers against terrorist watchlists.

•	Report any apparent security lapses.

CONFLICTS OF INTEREST

•	Financial, business or other non-work related activities must be lawful and free of conflicts with one’s responsibilities to GE.

•	Report all personal or family relationships, including those of significant others, with current or prospective suppliers you select, manage or evaluate.

•	Do not use GE equipment, information or other property (including office equipment, e-mail and computer applications) to conduct personal or non-GE business without prior permission from the appropriate GE manager.

CONTROLLERSHIP

•	Keep and report all GE records, including any time records, in an accurate, timely, complete and confidential manner. Only release GE records to third parties when authorized by GE.

•	Follow GE’s General Accounting Procedures (GAP), as well as all generally accepted accounting principles, standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

•	Financial statements and reports prepared for or on behalf of GE (including any component or business) must fairly present the financial position, results of operations and/or other financial data for the periods and/or the dates specified.

INSIDER TRADING OR DEALING & STOCK TIPPING

•	Never buy, sell or suggest to someone else that they should buy or sell stock or other securities of any company (including GE) while you are aware of significant or material non-public information (“inside information”) about that company. Information is significant or material when it is likely that an ordinary investor would consider the information important in making an investment decision.

•	Do not pass on or disclose inside information unless lawful and necessary for the conduct of GE business — and never pass on or disclose such information if you suspect that the information will be used for an improper trading purpose.

INTELLECTUAL PROPERTY

•	Identify and protect GE intellectual property in ways consistent with the law.

•	Consult with GE counsel in advance of soliciting, accepting or using proprietary information of outsiders, disclosing GE proprietary information to outsiders or permitting third parties to use GE intellectual property.

•	Respect valid patents, trademarks, copyrighted materials and other protected intellectual property of others; and consult with GE counsel for licenses or approvals to use such intellectual property.

Responsibilities of GE Suppliers

GE will only do business with Suppliers that comply with all applicable legal and regulatory requirements. Today’s regulatory environment is becoming more challenging, subjecting GE and its Suppliers to a growing number of regulations and enforcement activities around the world. This environment requires that GE and its Suppliers continue to be knowledgeable about and compliant with all applicable regulations and committed to regulatory excellence. Suppliers that transact business with GE are also expected to comply with their contractual obligations under any purchase order or agreement with GE and to adhere to the standards of business conduct consistent with GE’s obligations set forth in the “GE Compliance Obligations” section of this Guide and to the standards described in this section of the Guide. A Supplier’s commitment to full compliance with these standards and all applicable laws and regulations is the foundation of a mutually beneficial business relationship with GE.

GE expects its Suppliers, and any Supplier’s subcontractors, that support GE’s work with government customers to be truthful and accurate when dealing with government officials and agencies, and adhere strictly to all compliance obligations relating to government contracts that are required to flow down to GE’s suppliers.

As stated above, GE requires and expects each GE Supplier to comply with all applicable laws and regulations. Unacceptable practices by a GE Supplier include:

•	Minimum Age. Employing workers younger than sixteen (16) years of age or the applicable required minimum age, whichever is higher.

•	Forced Labor. Using forced, prison or indentured labor or workers subject to any form of compulsion or coercion or trafficking in persons in violation of the U.S. Government’s zero tolerance policy or other applicable laws or regulations.

•	Environmental Compliance. Lack of commitment to observing applicable environmental laws and regulations. Actions that GE will consider evidence of a lack of commitment to observing applicable environmental laws and regulations include:

•	Failure to maintain and enforce written and comprehensive environmental management programs, which are subject to periodic audit.

•	Failure to maintain and comply with all required environmental permits.

•	Permitting any discharge to the environment in violation of law or issued/required permits or that would otherwise have an adverse impact on the environment.

•	Health & Safety. Failure to provide workers a workplace that meets applicable health, safety and security standards.

•	Human Rights.

•	Failure to respect human rights of Supplier’s employees.

•	Failure to observe applicable laws and regulations governing wage and hours.

•	Failure to allow workers to freely choose whether or not to organize or join associations for the purpose of collective bargaining as provided by local law or regulation.

•	Failure to prohibit discrimination, harassment and retaliation.

•	Code of Conduct. Failure to maintain and enforce GE policies requiring adherence to lawful business practices, including a prohibition against bribery of government officials.

•	Business Practices and Dealings with GE. Offering or providing, directly or indirectly, anything of value, including cash, bribes, gifts, entertainment or kickbacks, to any GE employee, representative or customer or to any government official in connection with any GE procurement, transaction or business dealing. Such prohibition includes the offering or providing of any consulting, employment or similar position by a Supplier to any GE employee (or their family member or significant other) involved with a GE procurement. GE also prohibits a GE Supplier from offering or providing GE employees, representatives or customers or any government officials with any gifts or entertainment, other than those of nominal value to commemorate or recognize a particular GE Supplier business transaction or activity. In particular, a GE Supplier shall not offer, invite or permit GE employees and representatives to participate in any Supplier or Supplier-sponsored contest, game or promotion.

•	Business Entertainment of GE Employees and Representatives. Failure to respect and comply with the business entertainment (including travel and living) policies established by GE and governing GE employees and representatives. A GE Supplier is expected to understand the business entertainment policies of the applicable GE business component or affiliate before offering or providing any GE employee or representative any business entertainment. Business entertainment should never be offered to a GE employee or representative by a Supplier under circumstances that create the appearance of an impropriety.

•	Collusive Conduct and GE Procurements. Sharing or exchanging any price, cost or other competitive information or the undertaking of any other collusive conduct with any other third party to GE with respect to any proposed, pending or current GE procurement.

•	Intellectual Property and Other Data and Security Requirements. Failure to respect the intellectual and other property rights of others, especially GE. In that regard, a GE Supplier shall:

•	Only use GE information and property (including tools, drawings and specifications) for the purpose for which they are provided to the Supplier and for no other purposes.

•	Take appropriate steps to safeguard and maintain the confidentiality of GE proprietary information, including maintaining it in confidence and in secure work areas and not disclosing it to third parties (including other customers, subcontractors, etc.) without the prior written permission of GE.

•	If requested by GE, only transmit information over the Internet on an encrypted basis.

•	Observe and respect all GE patents, trademarks and copyrights and comply with such restrictions or prohibitions on their use as GE may from time to time establish.

•	Comply with all applicable rules concerning cross-border data transfers.

•	Maintain all personal and sensitive data, whether of GE employees or its customers in a secure and confidential manner, taking into account both local requirements and the relevant GE policies provided to the Supplier.

•	Trade Controls & Customs Matters. The transfer of any GE technical information to any third party without the express, written permission of GE. Failure to comply with all applicable trade control laws and regulations in the import, export, re-export or transfer of goods, services, software, technology or technical data including any restrictions on access or use by unauthorized persons or entities, and failure to ensure that all invoices and any customs or similar documentation submitted to GE or governmental authorities in connection with transactions involving GE accurately describe the goods and services provided or delivered and the price thereof.

•	Use Of Subcontractors or Third Parties to Evade Requirements. The use of subcontractors or other third parties to evade legal requirements applicable to the Supplier and any of the standards set forth in this Guide.

The foregoing standards are subject to modification at the discretion of GE. Please contact the GE manager you work with or any GE Compliance Resource if you have any questions about these standards and/or their application to particular circumstances. Each GE Supplier is responsible for ensuring that its employees and representatives understand and comply with these standards. GE will only do business with those Suppliers that comply with applicable legal and regulatory requirements and reserves the right, based on its assessment of information available to GE, to terminate, without liability to GE, any pending purchase order or contract with any Supplier that does not comply with the standards set forth in this section of the Guide.

How to Raise an Integrity Concern

Subject to local laws and any legal restrictions applicable to such reporting, each GE Supplier is expected to promptly inform GE of any Integrity concern involving or affecting GE, whether or not the concern involves the Supplier, as soon as the Supplier has knowledge of such Integrity concern. A GE Supplier shall also take such steps as GE may reasonably request to assist GE in the investigation of any Integrity concern involving GE and the Supplier.

I. Define your concern: Who or what is the concern? When did it arise? What are the relevant facts?

II. Prompt reporting is crucial — an Integrity concern may be raised by a GE Supplier as follows:

•	By discussing it with a cognizant GE Renewable Energy Manager;

•	By calling the GE Corporate Integrity Helpline at […***…];

•	By emailing […***…] or

•	By contacting any Compliance Resource (e.g., GE legal counsel or auditor). A GE Compliance Resource will promptly review and investigate the concern.

III. GE Policy forbids retaliation against any person reporting an Integrity concern.

APPENDIX 7

Production Facility Specifications

•	[…***…] production lines or equivalent

•	Approximately […***…] of manufacturing and office space

•	Capable of producing blades at the Planned Capacity level

•	Will accommodate the production of wind turbine blades of […***…] in length.

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APPENDIX 8

Storage Facility Specifications

•	Sufficient in size to store […***…] wind turbine blades each […***…] in length or their equivalent

•	Storage site is contiguous with the Production Facility

•	Appropriately secured

•	Serviceable by truck and accessible for rail shipments

•	Site graded and compacted for year around storage, […***…] for rail, […***…] for truck.

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Appendix 9

[…***…] Manufacturing Process Plan (MPP)/Product Quality Plan (PQP)

[…***…]

[…***…]